Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

HOLOGIC, INC.,

THE OTHER SELLER PARTY HERETO

and

LOTUS BUYER, INC.

Dated as of November 20, 2019

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-ii-

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Exhibits

Exhibit A:	Form of Transition Services Agreement
Exhibit B:	Form of Supply Agreement
Exhibit C:	Form of No Change Quality Agreement
Exhibit D:	Form of Employee Lease Agreement

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Schedules

Schedule I: Accounting Principles

Seller Disclosure Schedule

Purchaser Disclosure Schedule

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 20, 2019, is by and among Hologic, Inc., a Delaware corporation (“Parent”), Hologic Holdings Limited, a company organized under the laws of the United Kingdom (together with Parent, the “Sellers”) and Lotus Buyer, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Sellers collectively hold 100% of the membership interests of Cynosure, LLC, a Delaware limited liability company (the “Transferred Company”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Parent shall, and shall cause its Subsidiaries to, effect the Distribution, upon the terms and subject to conditions hereinafter set forth;

WHEREAS, the Sellers desire to sell and transfer, and Purchaser desires to purchase, all of the Sellers’ right, title and interest in and to the membership interests of the Transferred Company (the “Units”) and to cause Hologic IP Ltd., a company organized under the laws of the United Kingdom (the “IP Seller”), to sell and transfer, and Purchaser desires to purchase, all of IP Seller’s right, title and interest in the rights and obligations arising under the IP Contracts, in each case, for the consideration set forth in Section 2.2, subject to the adjustments and all other terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1    Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, arbitration, claim, complaint, hearing, investigation, litigation, petition, proceeding or suit (whether civil, criminal or administrative, at law or in equity).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that (a) from and after the Closing, (i) none of the Transferred Entities shall be considered an Affiliate of the Sellers or any of the Sellers’ Affiliates and (ii) none of the Sellers nor any of the Sellers’ Affiliates shall be considered an Affiliate of any Transferred Entity and (b) no portfolio company of any investment fund managed by Clayton, Dubilier & Rice, LLC shall be considered an Affiliate of Purchaser.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Supply Agreement, the No Change Quality Agreement, the IP Contract Novation Agreement and the Employee Lease Agreement.

“Benefit Plan” shall mean each compensation or benefits plan, program, policy or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA and whether or not funded), and any employment agreement, cash or equity-based bonus, equity or equity-based award, sales, commission or incentive arrangement, employee stock purchase arrangement, change in control, severance or retention arrangement, vacation or paid-time off policy, deferred compensation, pension, savings or retirement plan, fringe benefit, or health and welfare plan, sponsored, maintained or contributed to or by Parent or any of its respective Affiliates (including the Transferred Entities) and (x) in (or from) which any Business Employee and/or former employee of the Business and, in each case, his or her eligible dependents, participates or benefits, or (y) under which the Transferred Entities would reasonably be expected to have any Liability.

“Business” shall mean the Medical Aesthetics segment of Parent and its Affiliates (including the Transferred Entities) as described in the Business Financial Statements (without giving effect to the OUS IP Sale (as defined therein)) and Parent’s SEC filings, including Parent’s development, sale and marketing of the following products: Sculpsure, PicoSure, MedLite, RevLite, MonaLisa Touch, the Ion aesthetic system, Vectus, TempSure, Synchro REPLA:Y, Nitronox (but not including the development, sale and marketing of Nitronox by Parent and its Affiliates other than the Transferred Entities), Cellulaze, the Cynergy product line, the Elite product line and the SmartLipo product line.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean (x) each individual employed by the Parent Group (including, for the avoidance of doubt, the Transferred Entities) who wholly or primarily provides services to or for the benefit of the Business, other than any Retained Business Employee, and who is expected to continue providing such services to the Business following the Closing, and (y) such other individuals as may be mutually agreed in writing by Seller and Purchaser at any time.

“Business Environmental Permit” shall mean any material Permit required to operate the Business or occupy and use the Business Leased Real Property under any applicable Environmental Law.

“Business Intellectual Property” means the Intellectual Property owned or purported to be owned by the Transferred Entities immediately prior to the Closing. For the avoidance of doubt, the Business Intellectual Property includes all Intellectual Property licensed pursuant to the IP Contracts.

“Business Material Adverse Effect” shall mean any event, change, circumstance, development, state of facts or effect that, individually or in the aggregate, has, or is reasonably likely to have, a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Business; provided, that no such event, change, circumstance, development, state of facts or effect to the extent resulting or arising from any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Business Material Adverse Effect: (a) the general conditions and trends in the industries or businesses in which the Business is operated, (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets), (c) any act of civil unrest, war or terrorism, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, (d) any conditions resulting from natural or man-made disasters or other acts of God, (e) compliance by the Sellers or the Transferred Entities with applicable Law or with their covenants and agreements contained in this Agreement (including the impact thereof on the relationships, contractual or otherwise, of the Business or the Transferred Entities with customers, employees, suppliers or partners), (f) the failure of the financial or operating performance of the Transferred Entities to meet internal, Parent’s or analyst projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Business Material Adverse Effect; provided, further, that this clause (f) shall not be construed as implying that any Seller is making any representation or warranty hereunder with respect to any internal, Parent or analyst projections, forecasts or budgets), (g) any action taken or omitted to be taken by or at the written request of Purchaser, or that is required by this Agreement, (h) the execution, announcement or pendency of this Agreement and the Ancillary Agreements, including the terms hereof or thereof, and the transactions contemplated hereby and thereby (including the identity of Purchaser), including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships (other than for the purposes of the representations and warranties contained in Section 3.4 and the conditions in Section 8.2(a) to the extent they relate to the representations and warranties contained in Section 3.4, (i) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof which the Business would be required to adopt under authoritative accounting pronouncements or (j) any event, change, circumstance, development, state of facts or effect solely relating to the Retained Businesses, Excluded Assets or Excluded Liabilities; provided, further, that any matter described in the foregoing clauses (a), (b), (c), (d) or (i) shall be taken into account in determining whether a “Business Material Adverse Effect” has occurred to the extent such matter disproportionately affects the Business relative to other participants in the industry in which the Business operates.

“Business Product” means all “drugs” and “devices” (as those terms are defined in Section 201 of the FDCA) and other products subject to the FDCA or any similar law in any foreign jurisdiction that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Transferred Entities.

“Cash” shall mean the sum of (a) the aggregate of all cash, cash equivalents, bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items of the Transferred Entities, in each case to the extent convertible into unrestricted cash within 30 days (collectively referred to for purposes of this definition as “cash and cash equivalents”), excluding Restricted Cash, (b) 100% all cash and cash equivalents held outside of the United States, not to exceed $11,145,000 and (c) 80% of all cash and cash equivalents held outside of the United States in excess of $11,145,000 (if any), in each case of clauses (a) through (c), calculated net of outstanding checks and wires in transit and in accordance with GAAP as of 11:59 p.m. on the day immediately preceding the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” shall mean any domestic, federal, foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade means.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of July 19, 2019, by and between Parent and Clayton, Dubilier & Rice, LLC.

“Contract” shall mean any legally binding lease, contract, license, arrangement, option, instrument or other agreement, other than a Permit.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Covered Taxes” shall mean all Taxes (i) that arise as the result of any inclusion under Section 951 of the Code (or any similar or corresponding provision of state or local Law) by any of the Transferred Entities organized in the United States at the end of the taxable year of any Subsidiary that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions or ownership of assets occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing, provided that, for purposes of this clause (i), the amount of any inclusion under Section 951 of the Code by any of the Transferred Entities, shall be computed based on the amount of such Taxes that would be payable with respect to any of the Transferred Entities if the relevant Tax period ended on the Closing Date, (ii) imposed by reason of any of the Transferred Entities having liability for Taxes of another Person (for the avoidance of doubt, other than the Transferred Entities) arising under principles of transferee or successor liability as a result of transactions entered into prior to the Closing or by contract entered into prior to Closing (other than a contract solely among the Transferred Entities) or (iii) that arise from or are attributable to (a) the inclusion of any income or gain by the Transferred Entities in any Post-Closing Period under Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) in respect of any transaction occurring at or prior to the Closing, under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) in respect of any reacquisition occurring at or prior to the Closing or as a result of any Seller or any Transferred Entity using the deferral method provided for under Revenue Procedure 2004-34 or making an election under Section 451(c) of the Code, as applicable, in respect of any transaction occurring or payment received prior to the Closing; (b) any payment to any Seller or any of its Affiliates pursuant to this Agreement, including any withholding Tax imposed on any such payment, excluding Transfer Taxes; (c) any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) as a result of the manner in which any item was reported by any Transferred Entities with respect to any Pre-Closing Period or (d) the Redemption and any other preparatory transaction or related action specifically contemplated by this Agreement to be completed on or prior to the Closing.

“ELA Term” shall have the meaning ascribed to it in the Employee Lease Agreement.

“Employee Lease Agreement” means the Employment Lease Agreement, to be entered into on the Closing Date, substantially in the form attached to this Agreement as Exhibit D hereto.

“Environmental Condition” shall mean a condition resulting from the release of a Regulated Substance into the environment on, in, under, from or within any property, but does not include the presence of a Regulated Substance in locations and at concentrations that are naturally occurring.

“EMA” means European Medicines Agency.

“Environmental Laws” shall mean any Law relating to the pollution or protection of the environment, public health and safety, and natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Regulated Substances.

“Environmental Liabilities” shall mean the following Liabilities arising under any Environmental Law or related to or arising out of any Environmental Condition: (a) any duty imposed by a breach or violation of any Environmental Law; (b) any Remedial Action required by Environmental Law; (c) any bodily injury, property damage or other Liabilities of any other Person arising from any Environmental Condition; or (d) any injury to, destruction of or loss of natural resources, or costs of any natural resource damage assessments arising from any Environmental Condition. “Environmental Liabilities” does not include any Liabilities related to or arising out of the sale, distribution, use or misuse of products manufactured, serviced or distributed by the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller or any of its Affiliates, would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall mean the former, present or future rights, properties, assets, businesses or operations set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“Excluded Liabilities” shall mean any Liabilities (a) to the extent relating to the Excluded Assets, (b) to the extent related to any businesses of Parent and its Affiliates (other than the Business), (c) in respect of any brokerage, finders’ or other fees, commissions, costs or expenses, including those of accountants, counsel or other advisors or service providers, relating to the transactions contemplated by this Agreement and (d) any liability arising under Section 2.1 of the Specified Contract.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the U.S. Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301, et seq., as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state, provincial, regional or local government, governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing, including any and all Healthcare Regulatory Authorities.

“Healthcare Laws” means Laws having a purpose to regulate healthcare and/or the sale and distribution of medical, cosmetic, or aesthetic devices, applicable to Seller including: (a) the FDCA and all regulations promulgated thereunder; (b) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act (“SSA”)); (c) Patient Protection and Affordable Care Act; (d) the Physician Payments Sunshine Act; (e) the federal Anti-Kickback Statute (42 U.S.C.A § 1320a7b(b)); (f) Stark Law (42 U.S.C.A § 1395nn); (g) the Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), (h) the criminal false statements laws (42 U.S.C. § 1320a-7b(a)); (i) the criminal healthcare fraud statutes (18 U.S.C. §§ 286, 287, 1347 and 1349); (j) the civil monetary penalties laws (42 U.S.C. § 1320a-7a); (k) the exclusion laws (42 U.S.C. § 1320a-7); (l) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801); (m) Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act; (n) device licensing, disclosure and reporting requirements; (o) the Federal Trade Commission Act (15 U.S.C.A. § 41 et seq.) and all regulations promulgated thereunder; (p) all Laws that govern federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)), and similar state laws, in each case as amended, and the regulations promulgated thereunder; (q) any comparable state or local laws, regulations or authorities; and (r) any comparable foreign laws for any of the foregoing, in each case as amended.

“Healthcare Regulatory Authority” means any federal, state, local, provincial, regional, national, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug or medical device, (b) federal healthcare programs, (c) commercial or private insurance entities or companies or (d) the protection of personal or health information. References in this Agreement to Healthcare Regulatory Authority shall be deemed to include the EMA and the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, State Departments of Insurance, and the Federal Trade Commission and their equivalent state, local and/or foreign entities.

“HSR Act” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall mean any Tax that is imposed on net income (however denominated) and any franchise Tax, gross receipts Tax, Tax on net worth, Tax on doing business or any other similar tax imposed in lieu thereof.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” shall mean, without duplication, the sum of: (x) the obligations of the Transferred Entities (including obligations in respect of outstanding principal amounts, accrued and unpaid interest, and other payment obligations (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment)) with respect to: (a) any indebtedness for borrowed money, whether evidenced by bonds, notes or debentures; (b) Pre-Closing Income Taxes; (c) letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (d) any obligations as lessee under any lease that has been recorded as a capital lease in the Business Financial Statements or which are required to be capitalized in accordance with GAAP (but excluding any ASC 842 leases that are not also required to be capitalized under ASC 840) (e) net cash payment obligations under all interest rate swaps, collars, caps and similar hedging obligations that would be payable upon termination thereof (assuming they were terminated on the date of determination); (f) the deferred purchase price of property or services, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), excluding all payments required to be made following the Closing pursuant to the Specified Contract; (g) any (1) transaction bonus, discretionary bonus, change-of-control payment, retention (other than the Parent retention awards treated as Excluded Liabilities pursuant to Section 6.8(a)(i)) or other compensatory payments payable to any employee of any of the Transferred Entities, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement to the extent not paid prior to the Closing and excluding any payments resulting from the termination of employment of any Transferring Business Employees on or following the Closing Date or (2) severance and related costs in respect of the termination of employment or service of any former employee or independent contractor of the Business, which employment termination occurred prior to the Closing, solely to the extent not included in Working Capital (including, for each of clauses (1) and (2), the employer portion of any applicable payroll, social security, unemployment or similar Taxes); and (h) guarantees of any of the obligations set forth in clauses (a) through (g) of a Person other than a Transferred Entity; (y) 75% of the Liabilities of the Transferred Entities in respect of deferred revenue and customer deposits; and (z) $22,000,000 (in respect of estimated one-time separation costs); provided, that Indebtedness shall not include (i) any intercompany indebtedness owing by one Transferred Entity to another Transferred Entity, or (ii) any Excluded Liabilities or Liabilities subject to indemnification under Section 10.2(b).

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, slogans, trade dress, trade names, logos, and other designations of origin (“Marks”); (c) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with internet addresses, sites, and services (“Internet Properties”); (d) copyrights, copyrightable subject matter and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, inventions data, and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Inventory” means all inventory held by or on behalf of the Business, wherever located, including any raw materials inventories, manufactured and purchased goods, work-in-process, wrapping, packaging, stores and supplies, service parts and finished goods inventories.

“IP Contract Novation Agreement” shall mean an agreement among the Transferred Company, IP Seller and Purchaser, or an Affiliate of Purchaser, as designated by Purchaser, novating the IP Contracts to Purchaser or such Affiliate effective as of the Closing on terms mutually reasonably acceptable to Parent and Purchaser.

“IP Contracts” shall mean the rights granted to IP Seller under the Platform Contribution Transaction and License Agreement by and between IP Seller and the Transferred Company, dated as of December 20, 2018 and the Cost Sharing Agreement by and between IP Seller and the Transferred Company dated as of December 20, 2018.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all Software, computer hardware, servers, networks, platforms, peripherals, and other information technology (IT) networks and equipment and telecommunications equipment (including equipment for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Transferred Entities.

“Knowledge of Purchaser” shall mean the knowledge, assuming reasonable inquiry, of any of the Persons listed on Section 1.1(a) of the Purchaser Disclosure Schedule.

“Knowledge of Parent” shall mean the knowledge, assuming reasonable inquiry, of any of the Persons listed on Section 1.1(c) of the Seller Disclosure Schedule.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, regulation, ordinance, rule, code, Order or decree by any Governmental Entity (including any Healthcare Regulatory Authority).

“Leased Employee” shall have the meaning ascribed to it in the Employee Lease Agreement.

“Liability” shall mean all indebtedness, commitments, obligations and other liabilities, whether absolute, accrued, matured or unmatured, liquidated or unliquidated, contingent (or based upon any contingency), known or unknown, determined, determinable, fixed or otherwise, whenever or however arising, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer or other encumbrances.

“Losses” shall mean all losses, damages, penalties, Liabilities, fines, judgments, claims, assessments, costs and expenses (including reasonable attorney’s fees) actually imposed on, incurred, sustained or suffered by a Parent Indemnified Party or a Purchaser Indemnified Party, as applicable, in each case excluding the items set forth in Section 10.7.

“Malware” shall mean any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Transferred Entities, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Net Indebtedness” shall mean an amount, which may be positive or negative, equal to (a) aggregate Indebtedness as of immediately prior to the Closing minus (b) aggregate Cash. Notwithstanding anything to the contrary in this Agreement, (x) Net Indebtedness, Indebtedness as of immediately prior to the Closing, Cash and Working Capital shall be calculated after giving effect to the transactions contemplated by Sections 5.7 and 5.8 and (y) in no event shall any payments or distributions of Cash made by the Transferred Entities after 11:59 p.m. on the day immediately preceding the Closing Date but prior to the Closing to any member of the Parent Group or that reduces Indebtedness be included in the amount of Cash included in Net Indebtedness or otherwise taken into account in any calculations described in Article II.

“No Change Quality Agreement” shall mean the No Change Quality Agreement to be entered into at the Closing substantially in the form of Exhibit C hereto.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, managers, general or limited partners or any successor or assignee of any of the foregoing (or any former, current or future equityholder, controlling Person, director, officer, employee, legal counsel, financial advisor, agent, representative, Affiliate, member, manager, general or limited partner, portfolio company, successor or assignee of any of the foregoing).

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree.

“Overhead and Shared Services” shall mean those corporate shared financial reporting, tax, compliance, insurance program, treasury, accounts payable, investor relations, internal audit, travel, human resources, ethics compliance, payroll, information technology, executive compensation administration and benefit plan administration services that are furnished by or on behalf of Parent or any of its Subsidiaries (other than any Transferred Entity) in the ordinary course of business consistent with past practice to both the Business and the Retained Businesses of Parent or its Subsidiaries.

“Parent Benefit Plan” shall mean each Benefit Plan that is not a Transferred Entity Benefit Plan.

“Parent Credit Agreement” shall mean the Amended and Restated Credit and Guaranty Agreement, originally dated May 29, 2015, as amended and restated as of October 3, 2017, among Parent, Bank of America, N.A., as administrative agent, and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by that certain Refinancing Amendment No. 1 thereto, dated as of December 17, 2018).

“Parent Group” shall mean Parent and its Affiliates, including the other Seller party hereto but, for the avoidance of doubt, excluding the Transferred Entities following the Closing.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity. For the avoidance of doubt, Permits shall not include licenses of Intellectual Property.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business for sums not yet due and payable or which are being contested by appropriate proceedings, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business for sums not yet due and payable or which are being contested by appropriate proceedings, (c) Liens for Taxes, assessments or other governmental charges or levies that are not due or payable or that are being contested by appropriate Actions and for which adequate accruals have been established in accordance with GAAP, (d) Liens reflected or reserved against in the Business Financial Statements, (e) defects or imperfections of title or other Liens not materially interfering with the current ownership or use of the subject property, (f) leases, subleases and similar agreements with respect to the Business Leased Real Property, (g) Liens listed in Schedule B of the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the current ownership or use of the subject property, (h) zoning, building and other similar restrictions, (i) Liens that have been placed by any developer, landlord or other third party on property owned by third parties over which the Sellers or the Transferred Entities has easement rights and subordination or similar agreements relating thereto, not materially interfering with the current ownership or use of the subject property, (j) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (k) Liens created under federal, state or foreign securities Laws, (l) licenses granted to Intellectual Property, and (m) Liens securing the “Obligations” as defined in the Parent Credit Agreement which Liens will be released on or prior to the Closing.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Information” means all information, in any form, that, directly or indirectly identifies a natural person or that otherwise constitutes “personal information” or “personally identifiable information” under any applicable Law.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Income Taxes” shall mean the amount (but not less than zero) of any Income Taxes imposed on, allocated or attributable to or incurred, accrued or payable by the Transferred Entities for any Pre-Closing Period that have not been paid on or before the Closing Date. The Amount of Pre-Closing Taxes shall include any Income Taxes imposed on the Transferred Entities attributable to Section 965 of the Code, regardless of whether such Income Taxes are paid in installments.

“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Property Taxes” shall mean real, personal and intangible ad valorem property Taxes.

“Purchaser Material Adverse Effect” shall mean any event, change, circumstance, development, state of facts or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to timely perform its obligations under this Agreement, including to consummate the Sale.

“Redemption” shall mean the distribution by the Transferred Company of 100% of its ownership interest in Cynosure Finance Limited, a Bermuda exempted company, to Sellers in redemption of all or a portion of both or either of their Units in the Transferred Company (but not all of the Units of both Sellers).

“Regulated Substance” shall mean any (a) hazardous substance as defined by any Environmental Law, (b) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product, (c) regulated asbestos containing material as defined by 40 C.F.R. § 61.141, and (d) polychlorinated biphenyls, methane or radon.

“Remedial Action” shall mean any and all actions to (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Regulated Substance in the environment, (b) prevent the release or threat of release or minimize the further release of a Regulated Substance so it does not migrate or endanger public health or welfare or the environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care. The term “Remedial Action” includes any action that constitutes a “removal,” “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. §§ 9601(23), (24) and (25); and a “corrective action” as defined in RCRA, 42 U.S.C. § 6901 et seq.

“Required Jurisdiction” shall mean the United States and Austria.

“Restricted Cash” shall mean any cash, cash equivalents, bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items (a) that are held outside the United States or (b) that are not, or will not immediately following the Closing be, freely usable because they are or will be subject to restrictions, limitations or taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“Retained Business Employee” shall mean each employee of the Parent Group (including the Transferred Entities) who provides services to, or for the benefit of, the Business and who is set forth on Section 1.1(e) of the Seller Disclosure Schedule, and such other individuals as may be mutually agreed in writing by Seller and Purchaser at any time.

“Retained Businesses” shall mean the businesses of the Parent Group and its Affiliates (other than the Business).

“Retained Parent Employee” shall mean each employee of Parent and its Affiliates (x) who is not a Business Employee or (y) who is a Retained Business Employee.

“R&W Policy” shall mean the representations and warranty insurance policy obtained by Purchaser in connection with the transactions contemplated hereby.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Material Adverse Effect” shall mean any event, change, circumstance, development, state of facts or effect that is or would reasonably be expected to prevent or materially delay the ability of the Sellers to perform their obligations under this Agreement, including to consummate the Sale.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Contract” shall mean the contract described on Section 1.1(b) of the Seller Disclosure Schedule.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Supply Agreement” shall mean the Supply Agreement to be entered into at the Closing substantially in the form of Exhibit B hereto.

“Target Working Capital Amount” shall mean $103,145,000.

“Tax” shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, excise, premium, unemployment, disability, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, escheat, customs, tariffs, value added, estimated, stamp, alternative or add-on minimum, environmental (including under Section 59A of the Code) or withholding tax, and any other similar tax, duty, fee, assessment or other governmental charge or deficiency thereof, together with all interest and penalties imposed with respect to such amounts whether disputed or not.

“Tax Benefit” shall mean any actual decrease in Taxes paid or payable or increase in a refund due (including any credit or other allowance in respect of Taxes), including any interest with respect thereto actually received from a taxing authority.

“Tax Proceeding” shall mean any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, contest, litigation, dispute, claim or other proceeding with respect (in whole or in part) to any Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any amendment thereof or attachment thereto.

“Technology” shall mean embodiments of Intellectual Property Rights, including documentation, materials, data, databases, software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, designs, formulae, recipes or other technical information.

“Third Party Payer” shall mean any Federal Health Care Program (“FHCP” as defined in 42 U.S.C. § 1320a-7b(f)), any state health care program and any private insurance company or entity, or any other third party that pays for, or subsidizes the cost of health care items, services, and/or procedures, that is licensed under state insurance Laws.

“Transferred Entity” shall mean the Transferred Company and each Subsidiary of the Transferred Company as of the Closing, which Subsidiaries are listed on Section 3.1 of the Seller Disclosure Schedule.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that is (i) sponsored, maintained or contributed to solely by one or more Transferred Entities, or (ii) that is exclusively for the benefit of the Business Employees and/or former employees of the Business and/or in each case their eligible dependents.

“Transferred Entity Employee” shall mean each Business Employee who is employed by a Transferred Entity as of immediately prior to the Closing.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing substantially in the form of Exhibit A hereto.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act, and any other similar applicable Law.

“Working Capital” shall mean (a) the current assets of the Transferred Entities, as of 11:59 p.m. on the day immediately preceding the Closing Date, that are included in the line item categories of current assets specifically identified in Annex A of Schedule I reduced by (b) the current liabilities of the Transferred Entities, as of 11:59 p.m. on the day immediately preceding the Closing Date that are included in the line item categories of current liabilities specifically identified in Annex A of Schedule I, and in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles; provided that in no event shall “Working Capital” include any amounts to the extent included in (i) Indebtedness as of immediately prior to the Closing (it being understood that 25% of the Liabilities of the Transferred Entities in respect of deferred revenue and customer deposits shall be included in Working Capital), Cash or Restricted Cash, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts that are settled or eliminated at or prior to the Closing pursuant to Section 5.7 or Section 5.8, (iii) Excluded Assets, Excluded Liabilities or Liabilities subject to indemnification under Section 10.2(b), or (iv) Liabilities or payments that are expressly required to be paid at or following the Closing by the Sellers or any of their Affiliates pursuant to this Agreement; provided, further, that in no event shall “Working Capital” include any amounts with respect to any (current or deferred) Income Tax Assets or (current or deferred) Income Tax Liabilities.

Section 1.2    Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section
Accounting Principles	2.4(b)
Agreement	Preamble
Allocation	2.8
Anticorruption Laws	3.8(b)
Business Financial Statements	3.5(a)
Business Leased Real Property	3.12(a)
Business Material Contracts	3.15(a)
Canadian Business Employees	6.1(e)
Cash Incentive Compensation	6.7

Closing	2.1
Closing Date	2.3(a)
Closing Purchase Price	2.2
Closing Working Capital and Net Indebtedness Adjustments	2.2
Collective Bargaining Agreement	3.11(a)
Combined Tax Return	7.3(a)
Commingled Contracts	5.5(b)
Competing Business	5.15(b)
Continuation Period	6.2
Copyrights	1.1
Credit Facility	5.16(b)
Current Representation	11.12(a)
Cynosure Mark	5.13(c)
Debt Commitment Letter	5.16(b)
Designated Person	11.12(a)
Employee List	3.11(b)
Enforceability Exceptions	3.3
Equity Commitment Letter	4.6(a)
Equity Financing	4.6(a)
Equity Investor	4.6(a)
Estimated Closing Statement	2.4(a)
Final Closing Statement	2.6(c)
Final Purchase Price	2.7
Financing Sources	5.16(b)(i)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Intercompany Contracts	3.18
Internet Properties	1.1
IP Seller	Recitals
Joint Steering Committee	5.18
Legal Restraints	8.1(b)
Marks	1.1
Migration Plan	5.18
Non-U.S. Benefit Plan	3.10(a)
Notice of Disagreement	2.6(a)
OIG	3.8(f)
Outside Date	9.1(b)(i)
Parent	Preamble
Parent Group Policies	5.10(a)
Parent Guarantees	5.9(a)
Parent Indemnified Taxes	7.2(a)
Parent Names	5.13(a)
Parent Tax Indemnified Parties	7.2(b)
Patents	1.1

Post-Closing Adjustment	2.7
Post-Closing Representation	11.12(a)
Potential Contributor	10.4(c)
Pre-Closing Separate Tax Return	7.3(a)
Pre-Closing WC Claims	5.10(b)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article IV
Purchaser Parties	10.1(b)
Purchaser Releasees	11.15(a)
Purchaser Tax Indemnified Parties	7.2(a)
Registered Business Intellectual Property	3.16(a)
Required Approval	8.1(a)
Resolution Period	2.6(b)
Sale	2.1
Seller Disclosure Schedule	Article III
Seller Parties	10.1(b)
Seller Releasees	11.15(a)
Sellers	Preamble
Services	5.18
Tax Indemnified Party	7.6(a)
Tax Indemnifying Party	7.6(a)
Third Party Claim	10.4(a)
Third Party Consents	5.5(a)
Top Customers	3.22
Top Suppliers	3.22
Trade Secrets	1.1
Transfer Taxes	7.11
Transferred Business Employee	6.1
Transferred Company	Recitals
Transferred Company Permits	3.9(a)
Units	Recitals
Use	3.16(h)
WC Insurer	5.10(b)
Workers Compensation Policies	5.10(b)

ARTICLE II

THE SALE

Section 2.1    Sale and Purchase of Units and IP Novation. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Sellers shall (a) sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Units, free and clear of all Liens other than Liens created under federal, state or foreign securities Laws and (b) cause IP Seller to sell, transfer, convey, assign and deliver to Purchaser or one of its Affiliates, and Purchaser or such Affiliates shall purchase and acquire from IP Seller, all of IP Seller’s right, title and interest in and to the IP Contracts and the Business Intellectual Property, through a novation of such IP Contracts pursuant to the IP Contract Novation Agreement (the “Sale”).

Section 2.2    Closing Purchase Price. In consideration for the Units, at the Closing, Purchaser shall deliver to the Sellers (and/or one or more of Parent’s designees), in cash, an aggregate amount of (a) $205,000,000 plus (b) an amount, which may be positive or negative, that shall be equal to (i) the amount of Working Capital set forth in the Estimated Closing Statement, minus (ii) the Target Working Capital Amount, minus (c) the amount, which may be positive or negative, if any, of Net Indebtedness set forth in the Estimated Closing Statement (the amounts in clauses (b) and (c) together, the “Closing Working Capital and Net Indebtedness Adjustments”) (the aggregate amount determined pursuant to this Section 2.2, the “Closing Purchase Price”).

Section 2.3    Closing.

(a)    The Closing shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the date that is three (3) Business Days after the date on which all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser; provided that, notwithstanding the foregoing, the Closing shall not occur prior to December 30, 2019, unless otherwise agreed to in writing by Parent and Purchaser. The date on which the Closing occurs is referred to as the “Closing Date.”

(b)    At the Closing:

(i)    The Sellers shall:

(A)    convey to Purchaser all of the Sellers’ right, title and interest in the Units free and clear of all Liens other than Liens created under federal, state or foreign securities Laws by delivering instruments of transfer in forms reasonably acceptable to Purchaser;

(B)    deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(d);

(C)    deliver to Purchaser a certificate, together with the required notice to the IRS, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, stating that the Transferred Company is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, that, in the event the Sellers fails to deliver such certification, the sole recourse of Purchaser shall be to withhold on payments of the Purchase Price to the extent required by law to the extent that any recipient of the Purchase Price does not deliver an acceptable alternative certification exempting such recipient from withholding; and

(D)    deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements.

(ii) Purchaser	shall:

(A)    deliver to Parent (or to any Affiliate designated by Parent) on behalf of the Sellers by wire transfer, to an account or accounts designated by Parent (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Purchase Price;

(B)    deliver to Parent the certificate required to be delivered pursuant to Section 8.3(c); and

(C)    deliver to Parent a duly executed counterpart to each of the Ancillary Agreements.

Section 2.4    Closing Working Capital and Net Indebtedness Adjustments.

(a)    Not less than five (5) Business Days prior to the Closing Date, Parent shall provide Purchaser with its good faith estimate of each of (i) Working Capital, (ii) Cash and (iii) Indebtedness as of immediately prior to the Closing (collectively, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Parent’s determination of the Closing Working Capital and Net Indebtedness Adjustments and the Closing Purchase Price after giving effect to the Closing Working Capital and Net Indebtedness Adjustments and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.3. The Estimated Closing Statement shall set forth the calculations of such amounts in accordance with the Accounting Principles. Parent shall consider in good faith any reasonable revisions to the Estimated Closing Statement proposed by Purchaser prior to the Closing; provided, however, that if Parent does not incorporate such comments, the statement delivered by Parent in accordance with this Section 2.4(a) shall be the Estimated Closing Statement used for all purposes under this Agreement.

(b)    The Estimated Closing Statement shall be prepared in good faith in accordance with the Accounting Principles attached as Schedule I hereto (the “Accounting Principles”). For illustrative purposes only, Annex A of Schedule I sets forth a sample calculation of Working Capital and Net Indebtedness.

Section 2.5    Post-Closing Statements.

(a)    Within ninety (90) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Parent a statement of (i) Working Capital, (ii) Cash and (iii) Indebtedness as of immediately prior to the Closing (collectively, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in good faith and shall set forth the calculations of such amounts in accordance with the Accounting Principles.

(b)    Following the delivery of the Initial Closing Statement to the Parent and up to the end of the Resolution Period, Parent and its Affiliates and representatives shall be permitted to access and review the books, records and work papers of the Transferred Entities and Purchaser that are reasonably related to the calculations of Working Capital and Net Indebtedness, and Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) and its and their respective employees, accountants and other representatives (subject to the prior delivery of customary release letters) to, reasonably cooperate with and assist Parent and its Affiliates and representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours.

(c)    Purchaser agrees that, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6(c), it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures that would reasonably be expected to impede or delay the final determination of the amount of Working Capital or Net Indebtedness.

Section 2.6    Reconciliation of Initial Closing Statement.

(a)    Parent shall notify Purchaser in writing no later than sixty (60) days after Parent’s receipt of the Initial Closing Statement if Parent disagrees with any aspects of the Initial Closing Statement, which notice shall reasonably describe the basis for any such disagreements and shall include Parent’s proposed calculation of Working Capital, Cash and Indebtedness as of the Closing (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such sixty (60) day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such sixty (60) day period, then only such portions of the Initial Closing Statement that Parent does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b)    During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c)    If, at the end of the Resolution Period, Parent and Purchaser have been unable to resolve any differences that they may have with respect to any of the matters identified in the Notice of Disagreement, Parent and Purchaser shall submit all such matters to KPMG LLP or, if such firm is unwilling or unable to fulfill such role, (i) another independent certified public accounting firm in the United States mutually acceptable to Parent and Purchaser or (ii) if Parent and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Parent and Purchaser shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (KPMG LLP, the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the other terms of this Agreement and based solely on the written submissions of the parties, binding on the parties to this Agreement, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Parent and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing, except to the extent required by GAAP. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d)    All fees and expenses relating to the work, if any, performed by the Independent Accounting Firm shall be borne by Parent and Purchaser in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative amounts in dispute and shall be determined by the Independent Accounting Firm at the time its final determination is rendered. During the review by the Independent Accounting Firm, each of Purchaser and Parent shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other representatives to reasonably cooperate with the Independent Accounting Firm.

(e)    The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the Closing Working Capital and Net Indebtedness Adjustments and the Post-Closing Adjustment.

Section 2.7    Post-Closing Adjustment. The “Post-Closing Adjustment” shall be equal to (a) (i) the amount of Working Capital set forth in the Final Closing Statement less (ii) the amount of Working Capital set forth in the Estimated Closing Statement, plus (b) (x) the amount of Net Indebtedness set forth in the Estimated Closing Statement minus (y) the amount of Net Indebtedness set forth in the Final Closing Statement. For the avoidance of doubt, any of the amounts set forth in the preceding sentence may be either a positive or a negative amount. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay such positive amount in cash to Parent (or one or more Affiliates designated by Parent). If the Post-Closing Adjustment is a negative amount, then Parent (or an Affiliate designated by Parent) shall pay in cash to Purchaser the absolute value of such negative amount. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to the payment within three (3) Business Days after the determination of the Final Closing Statement.

Section 2.8    Allocation of Purchase Price. Promptly following the date of this Agreement, Purchaser and Parent shall consult in good faith regarding the valuation of the IP Contracts to be used in allocating the Purchase Price amongst the acquired Units and the IP

Contracts (the “Allocation”). Purchaser and Parent shall use commercially reasonable efforts to agree on an Allocation. In the event Purchaser and Parent agree upon an Allocation, such Allocation shall be binding upon the parties, and each of the parties will report and file, and cause their respective Affiliates to report and file, all Tax Returns (including any amended Tax Returns and claims for refund) in a manner that is consistent with the Allocation and the parties shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the Allocation unless required by applicable Law. In the event Purchaser and Parent are not able to agree upon an Allocation, each of the parties and their respective Affiliates shall be permitted to report and file their Tax Returns (including any amended Tax Returns and claims for refund) using any allocation they determine in their sole discretion.

Section 2.9    Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment to the Sellers made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid to the Sellers. Each of Sellers and Purchaser acknowledges that, to the best of its knowledge, under current law no withholding is required on any payment to Sellers in its capacity as a seller of Shares hereunder provided that each Seller timely and properly provides the certification and required notice described in Section 2.3(b)(i)(C) and Purchaser has no actual knowledge that such statements are false. In the event that Purchaser determines that withholding is required, Purchaser will use commercially reasonable efforts to notify the Sellers in advance and cooperate in good faith to reduce or minimize such withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, Sellers, jointly and severally hereby represent and warrant to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1    Organization and Qualification; Subsidiaries. Each of the Sellers and each Transferred Entity is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of its organization, except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole. Each Transferred Entity has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth a list of all Transferred Entities.

Section 3.2    Capitalization of the Transferred Entities. The Units are duly authorized, validly issued, fully paid and nonassessable and owned by the Sellers, free and clear of all Liens, except Liens created under federal, state or foreign securities Laws. Except for the Units and any interest held by a Transferred Entity, there are no shares of common stock, preferred stock or other equity interests of any Transferred Entity issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other ownership interest in any Transferred Entity or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Transferred Entity, and no securities evidencing such rights are issued or outstanding. None of the Transferred Entities has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Transferred Entity on any matter.

Section 3.3    Authority Relative to this Agreement. Each of the Sellers has all necessary corporate or similar power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of the Sellers, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of the Sellers, enforceable against Sellers in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Enforceability Exceptions”). Parent or its applicable Subsidiary has all necessary corporate or similar power and authority to execute, deliver and perform the Ancillary Agreements in accordance with the terms thereof. At the Closing, the Ancillary Agreements executed and delivered by Parent or its applicable Subsidiary will be duly and validly executed and delivered by Parent or its applicable Subsidiary, and, assuming the due authorization, execution and delivery of the Ancillary Agreements by Purchaser or its applicable Subsidiaries, will constitute, valid, legal and binding agreements of Parent or its applicable Subsidiary, enforceable against it in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 3.4    Consents and Approvals; No Violations. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent, waiver or approval of, any Governmental Entity is required on the part of the Sellers for the execution, delivery and performance by the Sellers of this Agreement or by Parent or any Subsidiary thereof of the Ancillary Agreements to which it is a party or the consummation by Parent or any Subsidiary (including any Transferred Entity) thereof of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws or (b) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, or have a Seller Material Adverse Effect. Assuming compliance with the items described in clause (a) of the preceding sentence, neither the execution, delivery and performance of this Agreement by the

Sellers or the Ancillary Agreements by Parent or any applicable Subsidiary (including the Transferred Entities) thereof, nor the consummation by the Sellers or any Subsidiary thereof of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of the Sellers or any Transferred Entity, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration, whether after the filing of notice or the lapse of time or both, of any right or obligation of any Transferred Entity) under, any of the terms, conditions or provisions of any Business Material Contract or (iii) violate or result in a breach of or constitute a default under any Law or Permit applicable to any Transferred Entity or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, or have a Seller Material Adverse Effect.

Section 3.5    Financial Statements; Liabilities.

(a)    Section 3.5 of the Seller Disclosure Schedule sets forth: (i) the audited combined statements of operations, statements of comprehensive (loss) income, cash flows and stockholder’s equity and net parent equity of the Business for the period from March 22, 2017 to December 30, 2017, the year ended December 29, 2018 and the predecessor period from January 1, 2017 to March 21, 2017, and the audited combined balance sheets of the Business as of December 30, 2017 and December 29, 2018, and (ii) the unaudited combined interim statement of operations of the Business for the nine months ended September 28, 2019, and the unaudited combined balance sheet of the Business as of September 28, 2019 (together with any notes thereto, the “Business Financial Statements”). The Business Financial Statements (x) were prepared in accordance with GAAP consistently applied throughout the periods involved, except as otherwise noted therein or as set forth in Section 3.5 of the Seller Disclosure Schedule, and (y) present fairly, in all material respects, the combined financial position and the combined results of operations of the Transferred Entities and the Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and, with respect to the unaudited financial statements as of September 28, 2019, subject to normal and recurring year-end adjustments none of which would be material, whether individually or in the aggregate, and the absence of footnote disclosures, none of which if presented would materially differ from those presented in the audited Business Financial Statements; provided, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Business has not operated on a separate standalone basis and historically has not been separately reported within Parent’s combined financial statements, (B) the Business Financial Statements assume certain allocated charges which do not necessarily reflect amounts that would have resulted from arms-length transactions or that the Business would incur on a standalone basis, and (C) the Business Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Business or the Transferred Entities will be in the future.

(b)    There are no material Liabilities of the Business or the Transferred Entities other than those that (i) are specifically reflected and reserved against in the Business Financial Statements; (ii) have been incurred in the ordinary course of business since September 28, 2019; (iii) have been discharged or paid off in full; (iv) constitute Excluded Liabilities; or (v) are disclosed in the Seller Disclosure Schedule.

(c)    Parent, with respect to the Transferred Entities, maintains books and records reflecting their assets and Liabilities that are accurate in all material respects, and systems of internal accounting controls that are designed to provide reasonable assurance in all material respects that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of their financial statements; and (iii) access to their assets is permitted only in accordance with management’s general or specific authorization, it being understood that Parent’s policies and procedures are designed and implemented giving effect to Parent’s entire business and therefore levels of materiality and other determinations made with respect to Parent may not be the same as if the Business were operated on a standalone basis.

Section 3.6    Absence of Certain Changes or Events. Except as contemplated by this Agreement (a) since December 29, 2018, the Business has been operated in the ordinary course consistent with past practice in all material respects and no action has been taken or failed to be taken that, if taken or failed to be taken after the date hereof without Purchaser’s consent, would constitute a breach of clause (iii)-(ix), (xi)-(xii), (xiv)-(xvii), (xx) (xxiii) or, solely in respect of the foregoing clauses, (xxv) of Section 5.4 and (b) since December 29, 2018, there has not occurred any Business Material Adverse Effect.

Section 3.7    Litigation. (a) There is no Action pending or, to the Knowledge of Parent, threatened, against any Transferred Entity, or arising out of or relating to the Business, the Sale or the transactions contemplated by the Ancillary Agreements, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, or have a Seller Material Adverse Effect, and (b) no Transferred Entity (nor any other member of the Parent Group solely with respect to the Business) is subject to any outstanding Order, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, or have a Seller Material Adverse Effect.

Section 3.8    Compliance with Laws.

(a)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, (i) none of the Transferred Entities or, solely with respect to the Business, any member of the Parent Group, is, or since the date that is three (3) years prior to the date hereof has been, in violation of any Laws or Orders issued by a Governmental Entity, and (ii) no member of the Parent Group has, since the date that is three (3) years prior to the date hereof, received any notice alleging any such violation in connection with the Business.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, since the date that is five (5) years prior to the date hereof, (i) no member of the Parent Group, has violated, in connection with the Business, any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, agent or employee, or, to the Knowledge of Parent, representative, consultant or other Person acting for or on behalf of any member of the Parent Group has, with respect to the Business, violated any Anticorruption Law and (iii) no member of the Parent Group, with respect to the Business, received any notice alleging any such violation of any Anticorruption Law.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, since the date that is five (5) years prior to the date hereof, no member of the Parent Group, nor any director, officer, employee, representative, consultant or other Person acting for or on behalf of any member of the Parent Group, with respect to the Business, engaged directly or indirectly in transactions prohibited by any law administered by the U.S. Treasury Department Office of Foreign Assets Control, or by any other applicable economic or trade sanctions law.

(d)    The Transferred Entities are, and have been at all times since the date that is five (5) years prior to the date hereof, in compliance in with all applicable Healthcare Laws, except for failures to comply that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities.

(e)    Since the date that is five (5) years prior to the date hereof, none of the Transferred Entities nor their respective officers, directors or managing employees or, to the Knowledge of Parent, their respective non-managing employees, contractors or agents: (i) has engaged in any activities that are prohibited under, or would be cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128G or 1877 of the SSA, Section 3729 of Title 31 of the United States Code, or related state or local statutes; (ii) has had a civil monetary penalty assessed against them under Section 1128A of the SSA, or proceedings initiated to impose such a penalty; (iii) has been excluded or barred from participation under any Federal Health Care Program under Section 1128 of the SSA or otherwise suspended or debarred from contracting with the federal or state government(s), or had proceedings initiated to impose such exclusion or debarment; (iv) has been charged or convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA; or (v) has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law.

(f)    None of the Transferred Entities, is currently, nor has it been in the past: (i) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities; (ii) a filer of a disclosure pursuant to the Self-Referral Disclosure Protocol or OIG’s Self Disclosure Protocol or other voluntary report related to noncompliance with Healthcare Laws; (iii) to the Knowledge of Parent, under investigation by the Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), the Centers for Medicare & Medicaid Services, any state Attorney General, Department of Insurance, state Medicaid agency, or qui tam relator regarding the conduct of its business, including any violation or alleged violation of any Healthcare Law; (iv) a defendant in any qui tam or civil or criminal False Claims Act Action; or (v) in receipt of a civil investigative demand or subpoena from the Department of Justice or any OIG written inquiry, subpoena or demand.

(g)    None of the Contracts and other consulting or financial arrangements and relationships entered into since the date that is two (2) years prior to the date hereof, by the Transferred Entities with customers, health care providers or practitioners, vendors, suppliers, employees and/or contractors violate Healthcare Laws, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business.

(h)    The Transferred Entities do not, and have not since a date that is five (5) years prior to the date hereof, engaged in any activity that involved marketing, promoting, advertising or stating that any of its aesthetic and/or cosmetic products, items or services are reimbursable, or eligible for payment, by Third Party Payers.

Section 3.9    Permits.

(a)    The Transferred Entities hold all Permits necessary for the conduct of the Business as conducted on the date hereof and during the twelve (12) month period ended on September 28, 2019, including authorizations, permits, clearances, licenses and franchises under Healthcare Laws (the “Transferred Company Permits”), except for failures that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole. Except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, (i) the Transferred Entities are, and for the two (2) years prior to the date hereof have been, in compliance with the terms of the Transferred Company Permits and (ii) each such Transferred Company Permit is valid, subsisting and in full force and effect. Section 3.9 of the Seller Disclosure Schedules lists all of the material Transferred Company Permits and the Transferred Entity holding such permits.

(b)    Except for matters that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, since the date that is three (3) years prior to the date hereof, all reports, documents, claims, Permits, adverse event reports, compliance testing and certifications, warning labels, product labels, radiation reports, records, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Transferred Entities or by the Sellers on behalf of the Business have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, product labels, radiation reports, records, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing prior to the date hereof).

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, all Business Products are, and for the five (5) years prior to the date hereof have been, designed, developed, manufactured, assembled, packaged, labeled, distributed, sold, and marketed in compliance with all applicable Healthcare Laws, including product approval or clearance, good manufacturing practices, labeling, advertising and promotion, establishment registration and device listing, reporting of recalls and notifications of defects, adverse event reporting, reporting of accidental radiation occurrences, and filing of product reports and annual reports. To the Knowledge of Parent, each third party that is a contract manufacturer, supplier, or contractor for the Parent is, and for the five (5) years prior to the date hereof has been, in compliance with all applicable Healthcare Laws as they relate to the Business Products. Except as would not reasonably be expected to be materially adverse to the Business or the Transferred Entities, taken as a whole, all manufacturing activities for Business Products conducted at any of the manufacturing facilities of the Parent Group are, and for the past five (5) years have been conducted in compliance with all applicable Healthcare Laws.

(d)    Except as would not reasonably be expected to be materially adverse to the Business or the Transferred Entities, taken as a whole, all labelling for the Business Products, including written, oral, digital, electronic materials and statements, is compliant with the requirements of (i) the Business Products’ Permits and (ii) all applicable Healthcare Laws including Laws, regulations, and guidance regarding false and misleading or deceptive advertising or promotion and disclosure of material connections between advertisers and those engaged to promote products.

(e)    For the five (5) years prior to the date hereof, except for matters that would not reasonably be expected to be materially adverse to the Business or the Transferred Entities, taken as a whole, none of the Transferred Entities, nor, to the Knowledge of Parent, any officer or employee of the Transferred Entities, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the Business, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.

(f)    For the five (5) years prior to the date hereof, none of the Transferred Entities has initiated, conducted or issued, or caused to be initiated, conducted or issued any recall, field corrective action, market withdrawal or replacement or other verbal or written notice or communication to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Business Product or been required to do so, other than notices and actions that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Transferred Entities, taken as a whole. Except for notices that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Transferred Entities, taken as a whole, for the five (5) years prior to the date hereof, none of the Transferred Entities has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal or replacement of any Business Product, (ii) a change in the marketing status or classification, or a material change in the labelling of any such Business Products, (iii) a negative change in reimbursement status of a Business Product, (iv) a 510(k) rescission letter, (v) any regulatory action by the FDA or any other Healthcare Regulatory Authority against the Transferred Entities or any Business Product, including any notice of adverse findings, any regulatory, untitled or warning letters or any mandatory recalls, (vi) any safety alert with respect to a Business Product or (vii) any search warrant, subpoena, civil investigative demand, or similar written communication.

(g)    As of the date hereof, none of the Transferred Entities nor any of the Parent Group’s manufacturing facilities that manufacture Business Products are undergoing any FDA inspection or, to the Knowledge of Parent, any other investigation by a Governmental Entity that would be reasonably expected to be materially adverse to the Business or the Transferred Entities, taken as a whole.

Section 3.10    Employee Benefit Plans.

(a)    Each material Benefit Plan is set forth in Section 3.10(a)(i) of the Seller Disclosure Schedule, which separately identifies (x) each material Transferred Entity Benefit Plan, and (y) each Benefit Plan maintained outside the U.S. for the benefit of Business Employees working outside the U.S. (a “Non-U.S. Benefit Plan”). Section 3.10(a)(ii) of the Seller Disclosure Schedule sets forth each material agreement with an independent contractor who is a natural Person.

(b)    Except as would not reasonably be expected to result, individually or in the aggregate, in any material Liability to a Transferred Entity, (i) each Transferred Entity Benefit Plan has been maintained and operated in compliance with applicable Law, and (ii) all contributions or premiums required to be made by any Transferred Entity or the Sellers or any of their Affiliates in respect of any Business Employees or compensation or benefits that were required to be paid or provided to the Business Employees have been timely made or accrued. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code or similar provision under applicable non-U.S. Law for a Non-U.S. Benefit Plan, has received a favorable determination or opinion letter from the Internal Revenue Service or analogous determination of qualification from the relevant applicable Tax authority that it is so qualified, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of qualification of any such Benefit Plan.

(c)    None of Parent or any of its ERISA Affiliates (x) maintains or contributes to any Benefit Plan that is (and no Transferred Entity Benefit Plan is) subject to Title IV of ERISA, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (y) has been in the past six (6) years, or reasonably expects to be, assessed any Liability under Title IV of ERISA or Section 412 or 430 of the Code with respect to any ERISA Affiliate. No Benefit Plan (including, for the avoidance of doubt, any Transferred Entity Benefit Plan) provides welfare benefits after termination of employment except to the extent required by Section 4980B of the Code or any similar provision of non-U.S. Law.

(d)    There is no pending or, to the Knowledge of Parent, threatened material Action by or on behalf of Business Employees or former employees of the Business relating to the Benefit Plans or Business Employees, except for routine claims for benefits.

(e)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with any other event, (i) result in any payment becoming due to any Business Employee, (ii) increase any benefits under any Benefit Plan with respect to any Business Employee, (iii) trigger any obligation to fund, or result in the acceleration of the time of payment, vesting or funding, or increase the amount of, any compensation or benefits due to any Business Employee or (iv) result in any “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No Transferred Employee is entitled to receive any gross-up, make-whole or additional payment by reason of any Taxes under Section 409A or 4999 of the Code imposed on such Transferred Employee.

Section 3.11    Employees; Labor Matters.

(a)    Section 3.11(a) of the Seller Disclosure Schedule sets forth a list of each collective bargaining, labor or trade union, works council or similar Contract with any employee representative body (each, a “Collective Bargaining Agreement”) to which any Transferred Entity is a party or to which any Business Employee is subject. No notice or provision of information, consent or consultation of, any labor or trade union, works council or similar employee representative body is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b)    Parent has provided to Purchaser a true, accurate and complete list, to the extent permitted by applicable Law, of the name or employee identification number of each Business Employee as of the date hereof, including such employee’s employer, title, hire date, location, annual salary or base wage rate and most recent annual bonus received, classification as exempt/non-exempt (for Fair Labor Standards Act purposes), and leave status (the “Employee List”).

(c)    Except as would not reasonably be expected to result, individually or in the aggregate, in any material Liability to the Transferred Entities, (i) there is no organizational effort currently being made or, to the Knowledge of Parent, threatened by, or on behalf of, any labor union, works council or other employee representative body to organize any Business Employees, (ii) no demand for recognition of any Business Employees has been made by, or on behalf of, any labor union, works council or other employee representative body and (iii) during the preceding three (3)-year period, there have been no actual or, to the Knowledge of Parent, threatened strikes or lockouts, walkouts or other work stoppages at the Business or with respect to the Business Employees.

(d)    With respect to the Business Employees, the Parent Group (i) is in material compliance with all applicable Laws relating to labor and employment, including labor relations, unfair labor practice, workers’ compensation, worker classification, equal employment opportunity, wages, hours, discrimination, retaliation, harassment, whistleblowers, civil rights, affirmative action, work authorization, immigration (including U.S. Form I-9), and safety and health, and (ii) has not, any time within the six (6) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined by the WARN Act) or other terminations of employees that would create any obligations upon or liabilities for any Transferred Entity or Purchaser under the WARN Act, and has no WARN Act Liability that remains unsatisfied.

(e)    There is no pending or threatened claim or litigation against any Transferred Entity with respect to allegations of sexual harassment or sexual misconduct, and (i) there have been no reported internal or external complaints accusing any supervisory or managerial Business Employee (or employee of Parent and its Affiliates who performed services for the Business) of sexual harassment or sexual misconduct and (ii) since the date that is five (5) years prior to the date hereof, there has been no payment, settlement of, or judgment resulting from or related to, any litigation or complaint with respect to sexual harassment or sexual misconduct.

Section 3.12    Real Property.

(a)    None of the Transferred Entities owns any real property. Section 3.12(a) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, that is complete and accurate in all material respects of the real property leased by any Transferred Entity or any other member of the Parent Group that primarily relates to the Business (the “Business Leased Real Property”). Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Transferred Entities, as applicable, have a leasehold or subleasehold interest in all Business Leased Real Property, free and clear of all Liens, except Permitted Liens. None of the Transferred Entities is party to any sublease whereby the Transferred Entities subleases to any third party any of the leases or subleases under which any Transferred Entity is a lessee or sublessee.

(b)    All leases and subleases for the Business Leased Real Property are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole. No member of the Parent Group has received any written notice of any, and to the Knowledge of Parent there is no, default under any such lease or sublease affecting the Business Leased Real Property, except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole. Parent has made available to Purchaser a true, correct and complete copy of each lease or sublease for the Business Leased Real Property.

Section 3.13    Taxes. (a) all Income Tax Returns and all other material Tax Returns required to be filed by, or with respect to, any Transferred Entity have been duly and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete; (b) all Taxes (whether or not reflected on such Tax Returns) required to be paid by any Transferred Entity have been duly and timely paid or will be duly and timely paid by the due date thereof; (c) no written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Transferred Entities, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority, in each case, that has not expired or is otherwise no longer valid; (d) no Transferred Entity is a party to any Tax allocation, sharing or indemnification agreement that remains in effect (other than any ordinary course commercial agreement, the primary subject of which is not Tax); (e) the Transferred Entities have withheld and collected all material Taxes required to have been withheld and collected and have paid over to the proper Governmental Authority all such Taxes in a timely manner; (f) there are no Liens for Taxes on any asset of the Transferred Entities other than Permitted Liens; (g) no Transferred Entity is or has been a member of any, affiliated, consolidated, combined or unitary group for purposes of Tax Returns or paying Taxes for state, local or non-U.S. Tax purposes (other than a group the filing entity of which was a Transferred Entity); (h) no Transferred Entity has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. law), in either case that would be binding upon any of the Transferred Entities after the Closing; (i) no Transferred Entity has any liability for Taxes of any Person (other than a Transferred Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor as a result of any transaction entered into prior to Closing or by contract (other than any ordinary course commercial agreement, the primary subject of which is not Tax) entered into prior to Closing, in each case, other than as a result of being a member of a consolidated group of which either Parent or the Transferred Company was the parent; (j) no Tax Proceeding with respect to any Taxes of the Transferred Entities is pending, is or has been asserted or is being or was threatened in writing; (k) each of the Transferred Entities has complied with all applicable Laws relating to the collection and withholding of Taxes; (l) since the date two (2) years prior to the date hereof none of the Transferred Entities has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code; (m) none of the Transferred Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; (n) no Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law) made with respect to any Pre-Closing Period; (o) no Transferred Entity is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code; (p) since the date two (2) years prior to the date hereof, no jurisdiction (whether within or without the United States) in which the Transferred Entities have not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that any of the Transferred Entities are required to file such Tax Returns or pay such Taxes in such jurisdiction; (q) Section 3.13 of the Seller Disclosure Schedule lists each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to the Transferred Entities for U.S. federal income Tax purposes; (r) all accounting entries (including charges and accruals) for Taxes with respect to the Transferred Entities reflected on the books of the Transferred Entities (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any material Tax liabilities accruing through the end of the last period for which the Transferred Entities ordinarily record items on their books; (s) no Transferred Entity will be required to include any amount in income in a Post-Closing Period as a result of having been a member of any affiliated, consolidated, combined or unitary group for purposes of Tax Returns or paying Taxes for state, local or non-U.S. Tax purposes prior to Closing; and (t) since January 1, 2017 none of the Transferred Entities has suffered any reduction in tax basis or other attributes pursuant to Treasury Regulation Section 1.1502-36.

Section 3.14    Environmental Matters.

(a)    The Transferred Entities and the facilities and operations on the Business Leased Real Property are, and since the date that is three (3) years prior to the date hereof have been, in compliance in all material respects with applicable Environmental Laws, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, (i) the Transferred Entities possess all Business Environmental Permits required for the conduct of the Business as conducted on the date hereof, (ii) each such Business Environmental Permit is valid, subsisting and in full force and effect, (iii) no appeals or other proceedings are pending or, to the Knowledge of Parent, threatened with respect to the issuance, terms or conditions of any such Business Environmental Permit, and (iv) except for matters which have been fully resolved, no member of the Parent Group has received, since the date three (3) years prior to the date hereof, any written notice or other written communication from any Governmental Entity or other Person regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Business Environmental Permit.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, no member of the Parent Group has, since the date three (3) years prior to the date hereof, received any written notice alleging any unresolved violation of or Liability under any Environmental Law with respect to (i) any Business Leased Real Property, (ii) any formerly owned or leased properties of the Business, or (iii) the operations of the Business.

(d)    No Action is pending or, to the Knowledge of Parent, threatened that asserts any actual or potential Environmental Liability relating to the Business that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole.

(e)    No Environmental Condition exists on or at any (i) Business Leased Real Property, or (ii) to the Knowledge of Parent, properties formerly owned or leased by the Business that would reasonably be expected to impose an Environmental Liability on the Transferred Entities that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole.

Section 3.15    Material Contracts.

(a)    Section 3.15(a) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a list of the following Contracts (other than purchase orders and invoices, Parent Benefit Plans and Transferred Entity Benefit Plans) to which any of the Transferred Entities is a party or any other member of the Parent Group) is bound in each case with respect to the Business (the “Business Material Contracts”):

(i)    each Contract with a top ten (10) direct supplier (including distributing partners pursuant to which the Business acts as a distributor of the products of its distributing partners) that relates primarily to the Business, measured by the total dollar amount of purchases by the Business during the twelve (12)-month period immediately preceding June 30, 2019;

(ii)    each Contract with a top ten (10) end-user customer measured by the total dollar amount of revenue received by the Business during the twelve (12)-month period immediately preceding June 30, 2019;

(iii)    each Contract with a top ten (10) distributor, pursuant to which the distributor distributes the products of the Business, measured by revenue during the twelve (12)-month period immediately preceding June 30, 2019;

(iv)    each Contract with a top ten (10) indirect supplier that relates primarily to the Business, measured by the total dollar amount of purchases by the Business during the twelve (12)-month period immediately preceding June 30, 2019;

(v)    any Contract (or group of related Contracts) committing the Business or the Transferred Entities to any future capital expenditures in excess of $1,000,000;

(vi)    any joint venture or partnership or other similar agreement involving co-investment between the Business and a third party;

(vii)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, rights or properties or otherwise) under which the Business has any material ongoing obligations, including any remaining obligations to pay any consideration with respect therefor, including “earn out,” contingent purchase price or similar contingent payment obligations, notes payable, royalty payments and any other similar obligations, instruments or payments;

(viii)    any non-competition or non-solicitation Contract with any current or former officer, employee or independent contractor of Parent or its Affiliates who provides or has provided services wholly or primarily to or on behalf of the Business and whose total annual cash compensation for the last completed fiscal year is at least $500,000;

(ix)    any Contract material to the Business (A) containing covenants that restrict or limit the ability of the Business to compete in any business or with any Person or in any geographic area or (B) containing covenants that are applicable to the Business or any Transferred Entity not to hire or solicit potential employees, consultants or independent contractors;

(x)    any Contract material to the Business that grants any right or first offer, right of first refusal, “most favored nation”, right of first offer or similar right to a third party with respect to any assets, rights, products, services or properties of the Business or the Transferred Entities;

(xi)    any Contract pursuant to which (A) any of the Transferred Entities receives a license from a third party to any Intellectual Property material to the Business (other than licenses to commercially available Software or licenses to Intellectual Property that are commercially available on standard terms) that involved aggregate annual or one-time payments in excess of $500,000; or (B) a third party licenses any material Business Intellectual Property (other than non-exclusive licenses granted in the ordinary course to customers including in connection with the sale or licensing of any products);

(xii)    any lease or sublease agreements involving any material tangible personal property held by or primarily related to or used in the Business, other than any such lease or sublease providing for payments of less than $1,000,000 per year;

(xiii)    any real property lease or sublease, other than any real property lease providing for payment of less than $250,000 per year;

(xiv)    any Contract that (A) involves the resolution or settlement of any Action in an amount greater than $100,000 that has not been fully performed by the Parent Group or (B) imposes any continuing material obligations on the Parent Group related to the Business;

(xv)    any Contract (or group of related Contracts) relating to any Indebtedness in aggregate principal amount in excess of $100,000 or any Contract under which is imposed a Lien (other than a Permitted Lien) on any of the material assets, properties or rights, tangible or intangible, of the Transferred Entities or the Business, which Lien secures Indebtedness in aggregate principal amount in excess of $100,000;

(xvi)    any Commingled Contract (other than Contracts related to Overhead and Shared Services);

(xvii)    any Contract (or group of related Contracts) under which the Transferred Entities or the Business has advanced or loaned any amount to any of the Parent Group’s directors, officers or employees; and

(xviii)    each Contract for which the revenue or spend related to the Business exceeded $3 million for the twelve (12)-month period immediately preceding June 30, 2019 or is reasonably expected in any subsequent twelve (12) month period thereafter to exceed $3 million, other than any Contract described in any other subsection of this Section 3.15(a).

(b)    The Sellers have provided a true and correct copy of each Business Material Contract to Purchaser. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, (i) each Business Material Contract is a legal, valid and binding obligation of the Sellers or a Subsidiary thereof (including the Transferred Entities), as applicable, and, to the Knowledge of Parent, each counterparty and is in full force and effect, (ii) none of the Sellers and their applicable Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in breach of, violation of, or in default under, any such Business Material Contract, (iii) there is no alleged breach of, violation of or default under, any such Business Material Contract, and (iv) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Sellers or any of their applicable Subsidiaries, or, to the Knowledge of Parent, any other party thereto.

Section 3.16    Intellectual Property; IT Systems and Privacy.

(a)    Section 3.16(a) of the Seller Disclosure Schedule sets forth a list as of the date hereof of all Patents, registered Marks and Internet Properties included in the Business Intellectual Property (“Registered Business Intellectual Property”) and the owner thereof.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole: (i) none of the Business Intellectual Property is subject to any outstanding Order that does or could be reasonably expected to adversely affect the ownership or use thereof or rights thereto by or of the Transferred Entities; (ii) there is no Action (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened concerning the ownership, validity, registrability, patentability or enforceability of any Business Intellectual Property (other than ordinary course proceedings related to the application for any item of Registered Business Intellectual Property); (iii) since the date that is three (3) years prior to the date hereof, there has been and is no infringement, misappropriation or other violation by a third party of any Business Intellectual Property, or any written allegation made by any member of the Parent Group thereof; (iv) the Parent Group has not received any written notice since the date that is three (3) years prior to the date hereof alleging that any of the Business or the Products, and the Business and the Products do not, infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person; and (v) as between the post-Closing Parent Group and the Transferred Entities, Purchaser and the Transferred Entities will own all Intellectual Property that is primarily used in the Business as of the Closing.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, the Parent Group is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Business Intellectual Property, except in each case as any of the Sellers or their Subsidiaries have elected in their reasonable business judgment to abandon or permit to lapse a registration or application.

(d)    Each member of the Parent Group, as applicable, has taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property, and, to the Knowledge of Parent, there have been no material unauthorized uses or disclosures of any such Trade Secrets. The Business Intellectual Property is exclusively owned by the Transferred Entities and the IP Seller free and clear of all Liens, other than Permitted Liens.

(e)    All Persons (including current and former employees and independent contractors) who are or were involved in or have contributed to the invention, creation, or development of any material Business Intellectual Property during the course of their employment or engagement with any member of the Parent Group have executed enforceable, binding, valid, written agreements whereby such Persons grant to the Transferred Entities a present and irrevocable assignment of any ownership interest such Person may have in and to such Business Intellectual Property, or the Transferred Entities otherwise own all such Business Intellectual Property pursuant to applicable Law.

(f)    None of the Transferred Entities has combined Open Source Software with any proprietary Software owned by a Transferred Entity and distributed such combined Software such that such proprietary Software would become subject to the terms of the license under which such Open Source Software is licensed and require the disclosure or distribution to any Person or the public of any portion of the source code for such proprietary Software.

(g)    The IT Systems do not contain any Malware that would reasonably be expected to interfere with the ability of the Transferred Entities to conduct the Business or present a risk of unauthorized access, disclosure, use, corruption, destruction or loss of Personal Information or Company Trade Secrets.

(h)    The Transferred Entities have implemented, maintain, and comply with commercially reasonable written information security, business continuity and backup and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws. Such plans and procedures have been proven effective upon such testing in all material respects. Since three (3) years ago, (x) there has been no failure, unauthorized access or use, or other adverse event affecting any of the IT Systems, and (y) the Transferred Entities has not been notified by any third Person of, nor does any member of the Parent Group have any Knowledge of, any data security or information security deficiency with respect to the IT Systems, in each case of (x) and (y), that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or Trade Secrets.

(i)    Since the date that is three (3) years prior to the date hereof, the Transferred Entities and any third Person involved in the collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance and disposal (collectively, “Use”) of such Personal Information on their behalf have been and are in compliance with the privacy statements and internal policies of the Business and/or the Transferred Entities that pertain to privacy and Use of Personal Information, and any and all applicable Laws, regulatory guidelines and industry standards applicable to such Use (including the most current version of the Payment Card Industry Data Security Standards).

(j)    Since the date that is three (3) years prior to the date hereof, none the Transferred Entities, nor, to the Knowledge of Parent, any third Person working on behalf of any of the Transferred Entities, has received any written claim, notice or complaint regarding any of the Transferred Entities’ or any such third Person’s information practices or Use of any Personal Information alleging a violation of any individual’s privacy rights under applicable Law. Neither this Agreement nor the transactions contemplated by this Agreement will violate a Privacy Statement or applicable Law. To the Knowledge of the Parent, since the date that is three (3) years prior to the date hereof, there has been no unauthorized access to Personal Information maintained by or on behalf of the Transferred Entities.

(k)    Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 3.16 are the only representations and warranties given by Parent with respect to the infringement, misappropriation, violation or other conflict of or with Intellectual Property, and no other provisions of this Agreement, including Section 3.20, or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.17    Products Liability.

(a)    Except for matters that, individually or in the aggregate, have not been and would not be reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, each product designed, formulated, manufactured or sold by the Transferred Entities for the three (3) years prior to the date hereof was in conformity in all material respects with all applicable product specifications, applicable express and implied warranties and applicable law.

(b)    Except for matters that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole or as specifically reflected or reserved against on the balance sheet as of December 29, 2018 included in audited Business Financial Statements, there has been no notice, demand, claim, action, suit, inquiry, hearing proceeding, notice of violation or investigation from, by or before any Government Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed or sold by the Business or any service provided by the Business or any claim or lawsuit involving such products or services which is pending or, to the Parent’s Knowledge, threatened by any Person, alleging that any such product is materially defective or not in conformity in all material respects with the applicable product specification, applicable express or implied warranties or applicable law.

Section 3.18    Intercompany Arrangements. Section 3.18 of the Seller Disclosure Schedule sets forth a list of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Parent Group that is not a Transferred Entity, on the other hand (the “Intercompany Contracts”).

Section 3.19    Title to Tangible Property. The Transferred Entities have good and valid title to the personal tangible property that they own or lease that is included in any of the assets, properties or rights of the Business or the Transferred Entities, in each case free of all Liens except Permitted Liens.

Section 3.20    Sufficiency of Assets. At the Closing, taking into account and giving effect to the Supply Agreement and the services specifically listed in the Transition Services Agreement, and assuming all consents, authorizations, assignments and amendments necessary in connection with the consummation of the transactions contemplated by this Agreement, the Supply Agreement and the Transition Services Agreement and listed on Section 3.4 of the Seller Disclosure Schedule have been obtained, the Transferred Entities will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts, in each case, that have been provided to Purchaser) all of the assets, properties and rights necessary to conduct the Business immediately following the Closing in substantially the same manner in all material respects as conducted as of the date of this Agreement and throughout the twelve (12) month period prior to the date of this Agreement. Nothing in this Section 3.20 is intended to or shall be treated as a representation of non-infringement, which is solely set forth in Section 3.16. No Overhead and Shared Services relate primarily to the Retained Business of Parent and its Subsidiaries.

Section 3.21    Inventory. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Transferred Entities, taken as a whole, all Inventory (i) has been valued and specifically and adequately reserved for in accordance with GAAP, (ii) has been designed, manufactured, assembled, tested and stored in compliance in all material respects with applicable Law, (iii) is free of material defects in design, materials, fabrication and workmanship, and (iv) is suitable for use or sale in the ordinary course of business in all material respects and in compliance in all material respects with applicable Law. The Inventory that is finished goods or service parts is in good and marketable condition, and is saleable in the ordinary course of business..

Section 3.22    Customers and Suppliers. Section 3.22 of the Seller Disclosure Schedule sets forth a complete and accurate list of the top ten (10) customers (including distributors and resellers) (the “Top Customers”) and the top ten (10) suppliers and distributing partners pursuant to which the Business acts as a distributor for the distributing partner’s products (the “Top Suppliers”). No member of the Parent Group has received any notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or make a material change to the material terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business. No member of the Parent Group has received any notice from any Top Customer to the effect that such customer will stop, or materially decrease the rate of, purchasing services and/or products of the Business.

Section 3.23    Accounts Receivable. All of the accounts receivable of the Business arose from bona fide arm’s length transactions in the ordinary course of business. Such accounts receivable have been recorded in accordance with GAAP, are not subject to any setoffs or counterclaims, and are collectible in the ordinary course of business other than as specifically reflected by the reserve for bad debts included in the Business Financial Statements.

Section 3.24    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or any of the Transferred Entities in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which Purchaser or any of its Affiliates (including, following the Closing, the Transferred Entities) would have any Liability.

Section 3.25    No Other Representations or Warranties; No Reliance. The Sellers acknowledge and agree that except for the representations and warranties contained in Article IV and in the Equity Commitment Letter, neither Purchaser nor any other Person or entity on behalf of Purchaser has made or makes, and the Sellers have not relied upon, any representation or warranty, whether express or implied, with respect to Purchaser, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers or any of their representatives by or on behalf of Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the disclosure schedule delivered to the Sellers prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1    Organization and Qualification. Purchaser and each Subsidiary of Purchaser that is a party to any Ancillary Agreement is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and Purchaser and each Subsidiary of Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2    Authority Relative to this Agreement. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. No vote or other approval of the stockholders of Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the organizational documents of Purchaser, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, will constitute, and the Ancillary Agreements when executed and delivered by Purchaser or its applicable Subsidiaries, and, assuming the due authorization, execution and delivery of the Ancillary Agreements by Parent or its applicable Subsidiary, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Subsidiaries, enforceable against Purchaser and/or such Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3    Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent, waiver or approval of, any Governmental Entity is required on the part of Purchaser or any of its Subsidiaries for the execution, delivery and performance by Purchaser and/or its Subsidiaries, as applicable, of this Agreement or the

Ancillary Agreements or the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of the HSR Act and of any other applicable Competition Laws; (b) compliance with any Permits relating to the Business; or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by Purchaser and/or its Subsidiaries, as applicable, nor the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration, whether after the filing of notice or the lapse of time or both, of any right or obligation of the Purchaser or any of its Subsidiaries) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries or any of their respective employees, properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Subsidiaries or any of their respective employees, properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4    Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and neither Purchaser nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which the Sellers or any of their Affiliates would have any Liability.

Section 4.6    Financing.

(a)    Purchaser is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement, by and between Clayton, Dubilier & Rice Fund X, L.P. (the “Equity Investor”) and Purchaser (the “Equity Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Purchaser the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.”

(b)    Purchaser has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter and the Debt Commitment Letter (as defined below).

(c)    Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investor to provide the Equity Financing or any contingencies that would permit the Equity Investor to reduce the total amount of the Equity Financing. Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Equity Commitment Letters on or prior to the Closing Date, nor does Purchaser have knowledge that any Equity Investor will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Equity Commitment Letter that could affect the availability, conditionality, enforceability or amount of the Financing.

(d)    The Equity Financing, when funded in accordance with the Equity Commitment Letter, shall provide Purchaser with cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchaser’s Closing Date obligations under this Agreement, the Ancillary Agreements and the Equity Commitment Letter, including the payment of the Closing Purchase Price, and any fees and expenses of or payable by Purchaser or the Transferred Entities, and for any repayment or refinancing of any outstanding indebtedness of Purchaser and/or the Transferred Entities contemplated by, or required in connection with the transactions described in, this Agreement, the Ancillary Agreements or the Equity Commitment Letter.

(e)    The Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, all the other parties thereto and is in full force and effect. No event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default, breach or failure to satisfy a condition by Purchaser or any other party thereto under the terms and conditions of the Equity Commitment Letter. The Equity Commitment Letter has not been modified, amended or altered and none of the respective commitments thereunder has been withdrawn or rescinded in any respect, and, to the knowledge of Purchaser, no withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(f)    In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Purchaser or any of its affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

Section 4.7    Solvency. Assuming (i) the representations and warranties of the Sellers contained in this Agreement and the Ancillary Agreements are true and correct in all material respects, (ii) Sellers’ performance and compliance in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date, (iii) the most recent financial forecasts made available to Purchaser by the Sellers prior to the date hereof have been prepared in good faith upon assumptions that were (at the time prepared) and continue (as of the Closing Date) to be reasonable and (iv) immediately prior to the Closing and without giving effect to the Closing, the Transferred Entities, on a consolidated basis, are solvent (defined as being able satisfy the representations set forth in clauses (w) through (z) of this Section 4.7 as if such representations were made in respect of the Transferred Entities rather than Purchaser and the Transferred Entities), and assuming satisfaction of the conditions set forth in Section 8.2(a), (w) Purchaser and the Transferred Entities, on a consolidated basis, will be able to pay its indebtedness and liabilities (whether direct, subordinated, contingent or otherwise), as such indebtedness and liabilities become absolute and matured, (x) the then present fair saleable value of the assets of Purchaser and the Transferred Entities, on a consolidated basis, will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and indebtedness as such liabilities and indebtedness become absolute or matured, (y) the assets of Purchaser and the Transferred Entities, on a consolidated basis, at a fair valuation, will exceed its probable liabilities (including the probable amount of all contingent liabilities) and indebtedness and (z) Purchaser and the Transferred Entities, on a consolidated basis, will not have unreasonably small capital to carry on its businesses as presently conducted or as proposed to be conducted. The transactions contemplated by this Agreement are not being made and no obligation is being incurred by Purchaser or any of its Subsidiaries in connection with such transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Subsidiaries.

Section 4.8    Investment Decision. Purchaser is acquiring the Units for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Units. Purchaser acknowledges that the Units have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Units may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.9    Independent Investigation. Purchaser and the Equity Investor have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis was done by Purchaser and its representatives. In entering into this Agreement, Purchaser acknowledges that each of Purchaser and the Equity Investor has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Sellers, the Transferred Entities, their respective Affiliates or any of their respective representatives (except the representations and warranties of the Sellers expressly set forth in Article III or the certificate delivered in accordance with Section 8.2(d)). Purchaser (on behalf of itself and the Equity Investor) hereby acknowledges and agrees that, except based upon the representations in Article III and the certificate delivered in accordance with Section 8.2(d), none of the Sellers, the Transferred Entities, their respective Affiliates or any of their respective representatives or any other Person will have or be subject to any Liability to Purchaser, its Affiliates, the Equity Investor or any of their respective representatives or shareholders or any other Person resulting from the distribution to Purchaser, its Affiliates, the Equity Investor or their respective representatives of, or Purchaser’s, its Affiliates’, the Equity Investor’s or their respective representatives’ use of, any information relating to the Sellers, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser, the Equity Investor or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement. Purchaser further acknowledges (on behalf of itself and the Equity Investor) that no representative of the Sellers, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or the certificate delivered in accordance with Section 8.2(d) and subject to the limited remedies herein provided. Purchaser (on behalf of itself and the Equity Investor) acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement or the certificate delivered in accordance with Section 8.2(d).

Section 4.10    Investments. None of Purchaser or any of its Affiliates, or any entities that would be deemed affiliates of Purchaser pursuant to the HSR Act, has an interest greater than five percent (5%) in a Person that owns, controls or operates a business engaged in any of the lines of business in which the Business is engaged; provided that, with respect to Purchaser, entities that would be deemed affiliates of Purchaser pursuant to the HSR Act shall include any Person, trust, investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, Purchaser or any of its Affiliates, and any portfolio company or similar asset in which such Person or any of its Affiliates has a greater than five percent (5%) investment.

Section 4.11    No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that except for the representations and warranties of the Sellers contained in Article III, the certificate delivered in accordance with Section 8.2(d) and the Ancillary Agreements, none of the Sellers nor any Affiliate thereof, nor any other Person or entity on behalf of the Sellers or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, the Sellers, the Transferred Entities or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or its Affiliates any of their respective representatives by or on behalf of the Sellers or any Affiliate or representative thereof. Purchaser acknowledges and agrees that none of the Sellers or any Affiliate thereof, or any other Person or entity on behalf of the Sellers or any Affiliate thereof, has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Sellers, the Transferred Entities or any Affiliates thereof or the Business.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1    Access to Books and Records.

(a)    After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, the Sellers shall, and shall cause the Transferred Entities to, afford to representatives of Purchaser reasonable access, upon reasonable request and notice, to the books, records and employees of the Business during normal business hours consistent with applicable Law and for the purpose of effecting an orderly transition and preparing the Purchaser to own and operate the Business; provided, that none of the Sellers or the Transferred Entities shall be required to make available Business Employee personnel files prior to the Closing Date to the extent doing so would reasonably be expected to result in a violation of applicable Law; and provided, further, that the Sellers and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information to the extent doing so would reasonably be expected to result in a violation of applicable Law.

(b)    Purchaser agrees that any access granted under Section 5.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates. Purchaser and its Affiliates and its and their respective representatives shall not communicate with any of the employees of the Sellers or their Affiliates without the prior written consent of Parent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of their Affiliates shall be required to provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality, provided that Sellers shall use commercially reasonable efforts to cooperate with Purchaser to enter into a mutually acceptable arrangement to permit disclosure to the Purchaser to evaluate such information without jeopardizing the attorney-client or other applicable legal privilege or protection or contravening any Laws, contracts or obligation of confidentiality.

(c)    At and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford the Sellers and their Affiliates and their respective representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each Transferred Entity and the Business, in a format as reasonably requested by Sellers (and as available to Purchaser) in the case of books and records, and to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 5.11) and SEC or other Governmental Entity reporting obligations; provided, that (i) nothing in this Agreement shall limit any rights of discovery of the Sellers or their Affiliates and (ii) nothing in this Section 5.1(c) shall require Purchaser or its Affiliates to grant access to the books, records and employees of the Business in connection with any Action between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand. Except for Tax Returns and other documents governed by Section 7.1(d), Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Parent.

(d)    At and after the Closing, Sellers shall, and shall cause their Subsidiaries to, afford Purchaser and its Affiliates and their respective representatives, during normal business hours, upon reasonable notice, access to all the books and records related to the Business prior to the Closing that are in the possession of Sellers or any of their Subsidiaries, in the format as reasonably requested by Purchaser (and as available to Sellers) in the case of books and records, and to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 5.11) and SEC or other Governmental Entity reporting obligations; provided, that (i) nothing in this Agreement shall limit any rights of discovery of Purchaser or its Affiliates and (ii) nothing in this Section 5.1(d) shall require Parent or its Affiliates to grant access to the books, records and employees of Parent or its Affiliates in connection with any Action between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand. Except for Tax Returns and other documents governed by Section 7.1(d), at and after the Closing and until seven (7) years from the Closing Date, Sellers shall, and shall cause their Subsidiaries to, retain all books and records related to the Business included in the Excluded Assets in existence on the Closing Date consistent with its retention policies as in effect as of the date hereof and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Purchaser.

(e)    From and after the date hereof, Sellers shall, and shall cause their representatives to, reasonably cooperate with Purchaser and the Transferred Entities in the timely preparation by Purchaser of the audited combined financial statements of the Transferred Entities for the fiscal year ending December 28, 2019 and for the portion of the Transferred Entities’ 2020 fiscal year ending on the Closing Date, including by providing Purchaser and its representatives with reasonable access, during normal business hours and upon reasonable advance notice, to (a) any records of the Business in the possession of Sellers, (b) appropriate personnel of Sellers and their respective Affiliates and Sellers’ representatives, and (c) any other information, deliverables or personnel (including customary representation letters) that Purchaser reasonably requests and that is reasonably available to the Parent Group, in each case of clauses (a), (b) and (c), to the extent reasonably necessary for Purchaser and the Transferred Entities to complete such financial statements.

Section 5.2    Confidentiality.

(a)    The parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The parties expressly agree that, notwithstanding any provision of the Confidentiality

Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms.

(b)    For a period of three (3) years from the Closing Date, the Sellers shall, and shall cause their Affiliates to, hold in confidence any nonpublic information that is proprietary or competitively sensitive to the extent relating to the Business from and after the Closing; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to the Sellers or any of their Affiliates from and after the Closing from a third party source that is not known after reasonable inquiry by the Sellers or their applicable Affiliates to be under any obligations or duties of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of the Sellers or any of their Affiliates, (iii) to the extent used by the Sellers or any of their Affiliates in order to comply with the terms of this Agreement or the Ancillary Agreements or any other Contract between the Sellers or any of their Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, or (iv) subject to the immediately following sentence, that the Sellers or any of their Affiliates are required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that the Sellers or any of their Affiliates are required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Parent shall reasonably promptly notify Purchaser in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s expense, to preserve to the extent reasonably practicable the confidentiality of such information.

Section 5.3    Required Actions.

(a)    Purchaser and the Sellers shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Sale and the other transactions contemplated by this Agreement, including (i) using reasonable best efforts to prepare and file all forms, registrations, notifications and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) using reasonable best efforts to take all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under the HSR Act or any other applicable Competition Laws or with respect to any other Required Approval) required to be obtained or made by Purchaser or the Sellers or any of their respective Subsidiaries in connection with the Sale and the other transactions contemplated by this Agreement, and (iii) using reasonable best efforts to execute and deliver any additional instruments necessary to consummate the Sale and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, each of the Sellers and Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not take any action after the date of this Agreement that would reasonably be expected to delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing.

(b)    Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and the Sellers shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.2, to the extent not prohibited by applicable Law, each party shall promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.2, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any communication from any Governmental Entity regarding the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity. If any party to this Agreement or any representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in compliance with such request. Neither Sellers nor Purchaser shall participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any proceeding or Action by a private party relating to the HSR Act or any other applicable Competition Laws or Required Approvals in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, unless such Governmental Entity objects, provided, however, that if a Governmental Entity objects to such other party’s participation in the meeting or conversation, the party or parties that do participate in the meeting or conversation shall inform the other parties or parties that such a meeting or conversation took place and shall provide a reasonably detailed summary of such meeting or conversation. Subject to the Confidentiality Agreement and Section 5.2, to the extent not prohibited by applicable Law, each party shall furnish the other party with copies of all correspondence, filings, submissions and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity or other such Person with respect to this Agreement and the Sale or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity or other such Person. Purchaser and the Sellers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/corporate in-house antitrust counsel only.” Such designated materials and any materials provided by Purchaser to the Sellers or by the Sellers to Purchaser pursuant to this Section 5.3, and the information contained therein, shall be given only to the outside legal counsel and corporate in-house antitrust counsel of the recipient and shall not be disclosed by such outside counsel and corporate in-house antitrust counsel to employees (other than corporate in-house antitrust counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or the Sellers, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c)    Purchaser and the Sellers shall file or cause to be filed, (i) the required notifications under the HSR Act and with respect to the Required Approval as promptly as practicable, but in any event no later than five (5) Business Days after the date of this Agreement, and (ii) any other filings and/or notifications required under any applicable Competition Laws, whether in draft or final form, as promptly as practicable. In the event that the parties receive a request for additional information or documentary materials after an initial notification pursuant to the HSR Act or any other applicable Competition Laws, the parties shall use their respective reasonable best efforts to comply with such requests, as applicable, as promptly as possible and produce documents, responses to interrogatories, or other information on a rolling basis, and counsel for both parties will closely cooperate during the entirety of any such investigatory or review process.

(d)    Purchaser and the Sellers shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale and the other transactions contemplated by this Agreement under the HSR Act and any other applicable Competition Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Sale or the other transactions contemplated by this Agreement as violative of the HSR Act or any other applicable Competition Laws, Purchaser and the Sellers shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the Sale or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to block consummation of the Sale or the other transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Sale or the other transactions contemplated by this Agreement resulting from any such Action.

(e)    Notwithstanding any other provision of this Agreement, Purchaser shall take all actions necessary to avoid or eliminate each and every impediment under the HSR Act or any other applicable Competition Laws so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Transferred Entities, Purchaser, and their respective Subsidiaries, and (ii) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s, the Transferred Entities or their respective Subsidiaries’ freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Transferred Entities, Purchaser, and their respective Subsidiaries. In that regard Purchaser shall and, if requested by Purchaser, the Sellers shall (but, subject to Purchaser’s obligations under this Agreement, including this Section 5.3, if not so requested by Purchaser, the Sellers shall not), agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s or the Sellers’ respective Subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Transferred Entities, Purchaser, or any of their respective Subsidiaries. All such efforts by Purchaser shall be unconditional, and no actions taken pursuant to this Section 5.3(e) shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur. Notwithstanding anything herein to the contrary, neither the Purchasers nor the Sellers shall be obligated to take or agree or commit to take any action (A) that is not conditioned on the Closing or (B) that relates to the Retained Businesses.

(f)    Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. Whether or not the Sale is consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal, economist and other professional fees) to any third party or any Governmental Entity in order to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 5.3, other than the fees of and payments to the Sellers’ respective legal and professional advisors.

Section 5.4    Conduct of Business.

(a)    From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (w) as otherwise required or contemplated by this Agreement (including any actions, elections or transactions undertaken pursuant to Section 5.7), (x) as required by Law, (y) as disclosed in Section 5.4(a) of the Seller Disclosure Schedule or (z) as otherwise consented to by Purchaser in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause their Affiliates, with respect to the Business or the Transferred Entities to:

(i)    conduct the Business in the ordinary course of business in all material respects;

(ii)    use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees and preserve the goodwill and business relationships with customers, suppliers, vendors, distributors, creditors, agents and others having business relationships with them;

(iii)    not (A) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents in any manner adverse to Purchaser, (B) split, combine or reclassify their outstanding capital stock, or (C) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person other than a Transferred Entity;

(iv)    not issue, sell, pledge or dispose of, encumber or agree to issue, sell, pledge or dispose of, or encumber any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock;

(v)    not split, combine, subdivide, reclassify or redeem, or sell any outstanding securities of the Transferred Entities;

(vi)    except for transactions in the ordinary course of business and the granting of Permitted Liens, not (A) make any acquisition of any material assets or businesses or (B) sell, pledge, dispose of or encumber any material assets or any businesses;

(vii)    except as may be required by applicable Law or any Parent Benefit Plan or Transferred Entity Benefit Plan in effect as of the date hereof, not (A) pay any bonus or grant, to any Business Employee, any award or any increase in base or incentive compensation or benefits, including any retention award or transaction-related payment, severance or termination pay other than (1) the payment of bonuses for the most recently completed fiscal year when due in accordance with Section 6.7 or any other bonus that becomes due and payable in the ordinary course in accordance with the terms of the applicable Benefit Plan or (2) the payment of severance following a termination of employment, in each case in the ordinary course of business consistent with past practice, (B) except in connection with any action that applies uniformly to Business Employees and other similarly-situated employees of the Parent Group, adopt, enter into or materially amend any Benefit Plan (or any plan, agreement, policy or arrangement that would be a Benefit Plan if in effect as of the date hereof), (C) accelerate the vesting or payment, or fund or in any other way secure the payment, of any compensation or award (including any retention award or transaction-related payment) for any Business Employee or independent contractor of the Business, (D) hire or terminate the employment or service of any Business Employee or independent contractor of the Business with total annual cash compensation of $250,000 or greater. or (E) except as provided by this Agreement, transfer the employment (1) to any Transferred Entity, of any employee of Parent or any of its Affiliates who does not provide services wholly or primarily to the Business as of the date hereof and who is expected to continue providing such services to the Business following the Closing, or (2) from any Transferred Entity, of any Business Employee (other than a Retained Business Employee), to Parent or any of its Affiliates;

(viii)    not adopt, enter into or materially amend any Collective Bargaining Agreement;

(ix)    not make any material change to its methods of financial accounting in effect at September 28, 2019, except as required by a change in GAAP (under applicable authoritative accounting pronouncements) or in applicable Law;

(x)    not commit or authorize any commitment to make any capital expenditures in excess of $2 million, individually or in the aggregate;

(xi)    not dissolve, merge or consolidate with any other Person (except with respect to entities that are dormant as of the date hereof);

(xii)    not (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of accounting for Tax purposes, (D) amend any material Tax Returns, (E) file any claims for material Tax refunds, (F) enter into any material closing agreement, (G) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (H) settle any claim or assessment in a Tax Proceeding in respect of a material amount of Taxes, in each case, except for any action that would not reasonably be expected to result in an increase in the Tax liability of any Transferred Entity in any Post-Closing Period;

(xiii)    not (A) materially amend, voluntarily terminate (other than in accordance with its terms) or cancel any Business Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (A) and clause (B), (x) renewals of Business Material Contracts in the ordinary course of business, (y) entry into Contracts that are Business Material Contracts solely because they are responsive to clause (viii) of Section 3.15(a) or (z) with respect to Contracts that are Business Material Contracts solely because they are responsive to clause (xiv)(A) of Section 3.15(a);

(xiv)    not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business other than settlements or compromises of any Action involving solely the payment of cash that is paid prior to the Closing (it being agreed and understood that this clause (xii) shall not apply with respect to Tax matters, which shall be governed by clause Section 5.4(a)(xii));

(xv)    not willingly incur, create or assume any Lien on any of its assets other than a Permitted Lien;

(xvi)    not make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than to any Transferred Entity in the ordinary course of business);

(xvii)    not cancel or compromise any material debt or claim or waive any rights of any material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any material loss;

(xviii)    not create, incur or assume any Indebtedness of the type described in clause (a), (c), (d), (e), (f) or (h) of the definition of Indebtedness (but, in the case of clause (h), solely as it relates Indebtedness of the type described in clause (a), (c), (d) or (e), (f)) that will not be satisfied or discharged at or prior to the Closing;

(xix)    not enter into any Intercompany Contracts;

(xx)    not change the manner in which the Business provides warranties, discounts, credits, accommodations or other concessions to customers of the Business;

(xxi)    not terminate or permit the lapse of any insurance policies relating to the Business, without prejudice to Sellers’ rights under Section 5.10 (unless replaced with a comparable insurance policy);

(xxii)    not (A) transfer any assets or Liabilities between the Transferred Entities, on the one hand, and the Sellers or their Affiliates that are not Transferred Entities, on the other hand, other than as expressly contemplated by this Agreement (including Section 5.7) or (B) permit the IP Seller to transfer any of the IP Contracts;

(xxiii)    in the case of any member of the Parent Group other than the Transferred Entities, not enter into any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation relating to the Business, except in the ordinary course of business consistent with past practice;

(xxiv)    maintain in effect all material Permits; and

(xxv)    not agree or commit to do or take any action described in this Section 5.4(a).

(b)    Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Sellers’ or any of their Affiliates’ (including the Transferred Entities’) businesses or operations.

(c)    Parent shall comply with its obligations in Section 5.4(c) of the Seller Disclosure Schedule.

Section 5.5    Consents.

(a)    The Sellers and Purchaser shall, and shall cause their respective Subsidiaries to, reasonably cooperate, and use their respective commercially reasonable efforts, to obtain as promptly as practicable any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement under Business Material Contracts (the consents referred to in this Section 5.5(a), collectively, the “Third Party Consents”).

(b)    The Sellers and Purchaser acknowledge that the Sellers and their Affiliates (including the Transferred Entities) are parties to certain contracts (collectively, the “Commingled Contracts”) that (x) relate in part to both (i) the operations or conduct of the

Business and (ii) the operations or conduct of the Retained Businesses or (y) relate to the operations or conduct of the Business and have been entered into by a member of the Parent Group other than the Transferred Entities. The Sellers, on the one hand, and Purchaser, on the other hand, shall cooperate with each other and use their respective reasonable best efforts (w) to notify the third party that is the counterparty to each Commingled Contract and, to the extent reasonably within the contractual or other ability or control of the Sellers or Purchaser or their respective Affiliates, as the case may be, to cause the applicable Commingled Contract to be apportioned (including by obtaining the consent of such counterparty to enter into a new contract or amendment, splitting or assigning in relevant part such Commingled Contract) between (A) the Transferred Entities and (B) the Sellers and their Affiliates, pursuant to which the Sellers and/or their Affiliates will assume all of the rights and obligations under such Commingled Contract that relate to the Retained Businesses, on the one hand, and the Transferred Entities will assume all of the rights and obligations under such Commingled Contract that relate to the Business, on the other hand (it being understood that any Commingled Contract relating solely to the Business shall be assigned in its entirety to a Transferred Entity) and (x) to the extent reasonably within the contractual or other ability or control of the Sellers or Purchaser or their respective Affiliates, as the case may be, cause the applicable counterparty to release the Transferred Entities, as applicable, from the obligations of the Sellers and its Affiliates arising after the Closing Date under the portion of the Commingled Contract apportioned to the Sellers and, in the case of the Transferred Entities, cause the applicable counterparty to release the Sellers and its Affiliates from the obligations of the Transferred Entities arising after the Closing Date under the portion of the Commingled Contract apportioned to the Transferred Entities. From and after the date hereof, the Parties shall take actions reasonably necessary to allocate rights and obligations under such Commingled Contracts in accordance with the foregoing. To the extent that the Sellers and their Affiliates are unable to separate any Commingled Contract that relates primarily to the Business prior to the Closing, Sellers and their Affiliates shall use their reasonable best efforts to assign such Commingled Contract and all of the rights and obligations under such Comingled Contract to the Transferred Entities at and prior to the Closing. If any Commingled Contract is not separated or assigned prior to the Closing Date, then the Sellers, the Transferred Entities and the Purchaser shall use commercially reasonable efforts to establish arrangements under which the Transferred Entities shall continue to receive the benefits and assume the obligations, in each case, that it received or assumed prior to the Closing Date, until such Commingled Contract expires in accordance with its terms. From and after the Closing, (y) Purchaser and its Affiliates shall indemnify and hold harmless the Sellers and its Affiliates for all Losses arising from or relating to the portion of any Commingled Contract apportioned to the Transferred Entities and (z) the Sellers shall indemnify and hold harmless Purchaser and its Affiliates (including the Transferred Entities) for all Losses arising from or relating to the portion of any Commingled Contract apportioned to the Sellers and their Affiliates. For the avoidance of doubt, no Commingled Contracts that relate to Overhead and Shared Services shall be subject to the requirements of this Section 5.5 and Parent shall be under no obligation to separate or provide replacement contracts for any such Contracts and, from and after Closing, Purchaser and the Transferred Entities shall have no obligations under any such Contract.

(c)    Notwithstanding anything to the contrary contained herein, including Section 5.3, to the extent that transfers of Transferred Company Permits issued by any Governmental Entity are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use commercially reasonable efforts to effect such transfers at or prior to the Closing.

(d)    Notwithstanding anything to the contrary contained herein, but subject to compliance with the foregoing obligations in this Section 5.3, the failure to receive any such consents or to effect any such transfer or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article VIII has been obtained.

Section 5.6    Public Announcements. No party to this Agreement nor any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (b) to the extent the contents of such release or announcement have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 5.6. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Parent and Purchaser. Notwithstanding anything to the contrary in this Agreement, each of Purchaser, the Equity Investor and Clayton, Dubilier & Rice, LLC and its Affiliates and managed funds may disclose any information with respect to the transactions contemplated by this Agreement to their respective representatives, Affiliates, direct and indirect potential investors and financing sources (so long as, in each case, such disclosure has a valid business purpose, is subject to customary confidentiality restrictions and is effected in a manner consistent with its customary practices).

Section 5.7    Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated and (b) any and all cash or cash equivalents of the Transferred Entities may be extracted from the Transferred Entities by the Sellers, in the case of each of clauses (a) and (b), in such a manner as the Sellers shall determine in its sole discretion, provided that the Sellers may not cause the Transferred Entities to make any such distribution if such distribution, individually or in the aggregate with other distributions, would or would reasonably be expected to violate any applicable Laws. For the avoidance of doubt, intercompany accounts between and among any of the Transferred Entities shall not be required to have been eliminated at the Closing.

Section 5.8    Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Parent Group other than a Transferred Entity, on the one hand, and any Transferred Entity on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other, except for this Agreement, the Ancillary Agreements and any Commingled Contract (excluding, for the avoidance of doubt, any Contracts related to Overhead and Shared Services) to which both a member of the Parent Group and a Transferred Entity are party.

Section 5.9    Guarantees; Commitments.

(a)    From and after the Closing, Purchaser and the Transferred Entities, jointly and severally, shall forever indemnify and hold harmless Parent and any of its Affiliates against any Liabilities that Parent or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of (i) Parent or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to or maintaining, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation to the extent relating to the Business or the Transferred Entities and listed on Section 5.9(a) of the Seller Disclosure Schedule or entered into after the date hereof and before the Closing in the ordinary course of business consistent with past practice (excluding any security provided by Parent or its Affiliates under the Parent Group Policies) (collectively, but solely to the extent related to the Business or the Transferred Entities, the “Parent Guarantees”), (ii) any claim or demand for payment made on Parent or any of its Affiliates with respect to any of the Parent Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Guarantees, and shall reimburse Parent for any fees or expenses incurred in connection with any of the foregoing clauses (i) through (iii). Parent and its Affiliates shall not terminate any Parent Guarantees until the earlier of (x) such time as they have been replaced by Purchaser in accordance with Section 5.9(b) and (y) the date on which the underlying Contract has been terminated. With respect to any Parent Guarantee, Parent and each of its Affiliates is referred to as an “Indemnified Party” for purposes of this Section 5.9.

(b)    Without limiting Section 5.9(a) in any respect, Purchaser shall use its best efforts, at its sole expense, to cause itself or its Affiliates to be substituted in all respects for the Indemnified Party and any of its Affiliates, and for the Indemnified Party and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and in each case cause the Indemnified Party and its Affiliates to be released in respect of), all obligations of the Indemnified Party and any of its Affiliates under each Parent Guarantee listed on Section 5.9(b) of the Seller Disclosure Schedule (including, in each case, by delivering at the Closing (i) executed agreements to assume reimbursement obligations for such Parent Guarantees, (ii) executed instruments of guaranty, letters of credit or other documents as reasonably requested by any banks, customers or other counterparties with respect to such Parent Guarantees, and (iii) any other documents reasonably requested by Parent in connection with such Purchaser’s obligations under this Section 5.9). In furtherance and not in limitation of the foregoing, at the request of an Indemnified Party, if commercially reasonable, Purchaser shall and shall cause its Affiliates to assign or cause to be assigned any Contract or lease underlying such Guarantee to a Subsidiary of Purchaser meeting the applicable net worth and other requirements in such Contract or lease to give effect to the provisions of the preceding sentence. For any Parent Guarantees for which Purchaser or any Transferred Entity, as applicable, is not substituted in all respects for the Indemnified Party (or for which the Indemnified Party is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with the Indemnified Party to be released in respect thereof), Purchaser shall continue to use its reasonable best efforts and shall cause its Affiliates to use their best efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, Purchaser shall not, and shall not permit any of its Affiliates to, extend or renew any Contract containing or underlying a Parent Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or the Transferred Entities are substituted in all respects for the Indemnified Party, and the Indemnified Party is released, in respect of all obligations of the Indemnified Party under such Parent Guarantee.

Section 5.10    Insurance.

(a)    Except as otherwise provided in this Section 5.10, from and after the Closing, (i) the Transferred Entities shall cease to be insured by, entitled to any benefits or coverage under, or entitled to seek benefits or coverage from or under any insurance policies or self-insurance programs of the Parent Group (collectively, the “Parent Group Policies”), (ii) Parent and its applicable Affiliates shall retain all rights to control such Parent Group Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to such Parent Group Policies, regardless of whether such Parent Group Policies apply to any Liabilities of the Transferred Entities (provided that Parent and its applicable Affiliates shall not take any such action unless such action would apply generally to coverage of claims of the Transferred Entities and claims by the other members of the Parent Group) and (iii) neither Purchaser nor the Transferred Entities shall have any access, right, title or interest to or in any such Parent Group Policies. Notwithstanding the foregoing, the Transferred Entities may, in accordance with and subject to the provisions of this Section 5.10, make claims against Parent’s (x) occurrence-based insurance policies, insurance programs or self-insured programs (including all claims and rights to make claims and all rights to proceeds) covering acts, omissions, events, circumstances, occurrences or Losses relating to the Transferred Entities or the Business that occurred or existed prior to the Closing and (y) claims-made policies solely with respect to claims relating to the Transferred Entities or the Business that were made prior to the Closing; provided, however, that such claims by the Transferred Entities shall only be permitted to the extent that such policies permit the applicable claims and coverage is available under such policies; and, provided, further, that Purchaser or the applicable Transferred Entity shall notify Parent in writing of all such claims and shall exclusively bear and shall (if applicable) promptly repay or reimburse Parent and its Affiliates for any fees, costs or expenses (including any retro-premium adjustments and any deductibles or self-insured retentions associated with any claims under the insurance policies) incurred by Parent or any of its Subsidiaries as a result of any claim by or on behalf of the Transferred Entities (including any unsuccessful claims). Parent shall submit invoices to Purchaser for any amounts payable to the insurer in respect of such claims, which Purchaser shall promptly (and in any event within ten (10) calendar days) pay or reimburse to Parent.

(b)    Parent will keep each of the workers compensation insurance policies set forth on Section 5.10(b) of the Seller Disclosure Schedule (“Workers Compensation Policies”), or suitable replacements therefor, in full force and effect through the Closing. Notwithstanding the last sentence of Section 5.10(a), with respect to claims relating to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing that are covered by Workers Compensation Policies (“Pre-Closing WC Claims”), Parent hereby authorizes Purchaser to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies (the “WC Insurer”) and shall use commercially reasonable efforts to assist Purchaser’s efforts to obtain the benefit of such insurance coverage; provided, that Purchaser shall keep Parent reasonably informed and shall exclusively bear and shall promptly repay or reimburse Parent and its Affiliates for the amount of each Pre-Closing WC Claim (if applicable) including any deductibles or self-insured retentions associated with any claims under the Workers Compensation Policies and shall be liable for and indemnify Parent and its Affiliates against all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Parent shall submit invoices to Purchaser for any amounts payable to the WC Insurer in respect of such claims, which Purchaser shall promptly (and in any event within ten (10) calendar days) pay or reimburse to Parent.

(c)    Parent and its applicable Affiliates shall not settle or adjudicate any claim submitted by the Transferred Entities in accordance with Sections 5.10(a) or (b) without the prior written approval of Purchaser.

Section 5.11    Litigation Support. In the event and for so long as either Parent or Purchaser or any of their respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss (in each case, other than any such matter between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other) in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Transferred Entities (including, for the avoidance of doubt, any Excluded Liabilities), Parent or Purchaser, as the case may be, shall, and shall cause their other Subsidiaries (including the Transferred Entities) and Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other representatives) to, cooperate with Parent or Purchaser, as the case may be, and their counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending party.

Section 5.12    Misallocated Assets and Misdirected Payments.

(a)    If, following the Closing, any right, property or asset that is part of the Retained Businesses is found to have been transferred to or retained by Purchaser, the Transferred Entities or their Affiliates in error, Purchaser shall use reasonable best efforts to transfer, or cause its applicable Affiliate to transfer, such right, property or asset to the applicable member of the Parent Group as soon as practicable. If, following the Closing, any right, property or asset that is part of the Business (excluding, for the avoidance of doubt, any Excluded Asset) is found to have been transferred to or retained by a member of the Parent Group in error, either directly or indirectly, Parent shall use reasonable best efforts to transfer, or cause the applicable member of the Parent Group to transfer, such right, property or asset to Purchaser or its applicable Affiliate as soon as practicable.

(b)    Except as otherwise provided in this Agreement or the Ancillary Agreements, following the Closing, (i) if any payments due with respect to the Business are paid to any member of the Parent Group, Parent shall, or shall cause the applicable member of the Parent Group to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses are paid to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall transfer, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Parent.

Section 5.13    Use of Marks.

(a)    Except as expressly provided in this Section 5.13, neither Purchaser nor any of its Affiliates shall use, or have or acquire the right to use or any other rights in, any marks of Parent or any of its Affiliates, including “Hologic” or “Science of Sure” or any variations or derivatives thereof or any names, trademarks, service marks or logos of Parent or any of its Affiliates, or any name, trademark, service mark or logo that, in the reasonable judgment of Parent, is similar to any of the foregoing (the “Parent Names”).

(b)    The Transferred Entities may continue temporarily to use the Parent Names following the Closing, in the manner in which such Parent Names were used in the Business in the twelve (12) months prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates, to (i) promptly following the Closing cease to hold itself and themselves out as having any affiliation with Parent or any of its Affiliates and (ii) use commercially reasonable efforts to minimize and eliminate use of the Parent Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within one hundred eighty (180) days thereafter) Purchaser shall and shall cause each of the Transferred Entities to (A) cease and discontinue use of all Parent Names and (B) complete the removal of the Parent Names from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets; provided that nothing in this Section 5.13 shall preclude the Transferred Entities from making, at any time, any reference to the Parent Names in internal or archived historical, tax, employment or similar records or reasonably necessary or appropriate to describe the historical relationship of the Parent and its Affiliates with the Transferred Entities or as otherwise required by applicable Laws.

(c)    Parent, on behalf of itself and its Affiliates, hereby agrees not to (i) use, register, or attempt to register, any Marks that incorporate the word “Cynosure” (the “Cynosure Mark”); (ii) contest or deny the validity or enforceability of the Cynosure Mark or Parent’s and its Affiliates’ (or their (sub)licensees’) ownership of, or interests or rights in, the Cynosure Mark; or (iii) oppose, object to, or seek to cancel any registration for the Cynosure Mark.

(d)    Parent and its Affiliates may continue temporarily to use the Cynosure Mark following the Closing, in the manner in which such Cynosure Marks were used by the Retained Businesses prior to Closing, so long as Parent shall, and shall cause its Affiliates, to (i) promptly following the Closing, cease to hold itself out as having any affiliation with Cynosure or any of its Affiliates and (ii) use commercially reasonable efforts to minimize and eliminate use of the Cynosure Mark by members of the Parent Group as promptly as practicable. In any event, as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) Parent shall and shall cause each of its Affiliates to (A) cease and discontinue use of the Cynosure Mark and (B) complete the removal of the Cynosure Mark from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.

Section 5.14    Shared Intellectual Property. If, after the Closing, it is discovered that Parent (or an Affiliate thereof) owned any Intellectual Property (other than the Parent Names) at Closing that was used in the Business prior to the Closing, Parent shall (or shall cause the applicable Affiliate to), at the Transferred Entities’ request, grant to the Transferred Entities a non-exclusive, perpetual, irrevocable, royalty-free license to continue using such Intellectual Property consistent with the use thereof in the Business prior to the Closing. If, after the Closing, it is discovered that the Transferred Entities owned any Intellectual Property (other than Marks) at Closing that was used in the retained businesses of Parent or its Affiliates prior to the Closing, the Transferred Entities shall, at Parent’s request, grant to Parent and its Affiliates a non-exclusive, perpetual, irrevocable, royalty-free license to continue using such Intellectual Property consistent with the use thereof in such retained businesses prior to the Closing.

Section 5.15    Non-Solicitation; Non-Compete.

(a)    For a period of two (2) years from the Closing Date, none of Parent or its Subsidiaries shall directly or indirectly solicit for employment (whether as an employee, consultant or otherwise) or hire any Business Employee (other than any administrative, clerical or similar staff); provided, that the foregoing shall not restrict (x) any general or public solicitations not specifically targeted at employees of the Business (including searches by any bona fide search firm that is not directed to solicit such employees) (but shall restrict any hiring of any Business Employee in response thereto) or (y) any solicitations, hiring or other actions with respect to any such Person whose employment is terminated due to such Person’s voluntary resignation or is terminated by Purchaser or the Transferred Entities more than six (6) months prior to the commencement of employment discussions between such Person and Parent and its Subsidiaries; provided, however, that if a Business Employee requests that Purchaser waive the restrictions set forth in this Section 5.15(a) with respect to that Business Employee, Purchaser shall consider such request in good faith.

(b)    For a period of three (3) years from the Closing Date, Parent and its Subsidiaries agree not to directly or indirectly engage in or own any interest in any business that competes with the Business (a “Competing Business”); provided, that nothing in this Agreement shall restrict Parent or its Subsidiaries at any time from:

(i)    owning five percent (5%) or less of the outstanding stock or other securities of any publicly traded Person or any fund in which Parent and its Subsidiaries have no discretion with respect to the investment strategy of such fund;

(ii)    acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated twenty-five percent (25%) or less of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Parent or its applicable Subsidiary uses its reasonable best efforts to enter into a binding agreement to divest the Competing Business or otherwise cause the Competing Business to cease operations within six (6) months after the consummation of such acquisition and in any case within twelve (12) months after the consummation of such acquisition (irrespective of whether or not the end of the three-year non-competition period would occur within the twelve (12) months after the consummation of such acquisition);

(iii)    complying with its express obligations under this Agreement or the Ancillary Agreements; or

(iv)    engaging in any of the activities set forth on Section 5.15(b) of the Seller Disclosure Schedule.

Notwithstanding the foregoing, this Section 5.15 shall not restrain or prohibit the consummation of any transaction or series of related transactions that results in a Change of Control of Parent or a majority of the assets of the Parent Group, provided that none of the assets of the Parent Group as of immediately before such Change of Control shall be used in connection with any Competing Business for the period contemplated by this Section 5.15.

(c)    Parent recognizes and affirms that in the event of breach by any Parent or its Affiliates of any of the provisions of this Section 5.15, money damages would be inadequate and Purchaser would not have an adequate remedy at law. Accordingly, Parent agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Parent’s obligations under this Section 5.15 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 5.15. Parent agrees that Purchaser would not be required to post a bond in order for it to seek or secure an injunction for Parent’s breach of this Section 5.15.

(d)    If at any time any of the provisions of this Section 5.15 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Section 5.15 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Parent and Purchaser expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Without limiting the foregoing, if the length of the period of non-competition under Section 5.15(b) is determined to be unacceptable under applicable Law, such period shall be modified as determined by a court or other agency of competent jurisdiction or statute, as applicable, to be of the maximum length permitted under applicable Law.

Section 5.16    Financing.

(a)    Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to cause the Equity Financing to be funded to Purchaser on or prior to the Closing on the terms, and subject to the conditions, described in the Equity Commitment Letter, including by (i) maintaining in effect the Equity Commitment Letter, (ii) satisfying on a timely basis all conditions in the Equity

Commitment Letter within its control and (iii) complying with its obligations under and enforcing its rights under the Equity Commitment Letter in a timely and diligent manner. Purchaser shall not, without the prior written consent of Parent: (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Equity Commitment Letter if such amendment, modification or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Equity Financing, (2) reduces the amount of the Equity Financing, (3) adversely affects the ability of Purchaser to enforce its rights against other parties to the Equity Commitment Letter as so amended, modified or waived, relative to the ability of Purchaser to enforce its rights against the other parties to the Equity Commitment Letters as in effect on the date hereof or (4) could otherwise reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement; or (B) terminate the Equity Commitment Letter. Purchaser shall promptly deliver to Parent copies of any such amendment, modification or waiver.

(b)    Cooperation. Following the date of this Agreement and prior to the Closing, Parent shall use its reasonable best efforts, and shall cause each of the Transferred Entities and any of its other Subsidiaries that holds any portion of the Business to use their respective reasonable best efforts, and shall use reasonable best efforts to cause its and their respective representatives to use their reasonable best efforts, in each case, to provide Purchaser with all cooperation reasonably requested by Purchaser for the arrangement, syndication, negotiation and execution of a senior secured asset-based revolving credit facility (the “Credit Facility”) substantially consistent with the terms described in the Commitment Letter, dated as of the date hereof (as in effect as of the date hereof, the “Debt Commitment Letter”), by and between Purchaser, UBS AG, Stanford Branch and UBS Securities LLC, including using reasonable best efforts in:

(i)    causing management of the Transferred Entities with appropriate seniority and expertise to prepare for and participate in a reasonable number of meetings at mutually agreed times and with reasonable advanced notice (including providing reasonable cooperation with the due diligence efforts of the lenders providing the Credit Facility (the “Financing Sources”)), in connection with arranging, syndicating, negotiating and entering into the Credit Facility;

(ii)    assisting Purchaser and the Financing Sources with the preparation of a customary bank information memorandum and other customary marketing materials in connection with the arrangement and syndication of the Credit Facility, including the execution and delivery of a customary authorization and representation letter (including, with respect to the authorization letter, authorizing the distribution of information relating to the Transferred Entities and the Business and including representations with respect to the absence of material non-public information in the public side version of documents distributed to potential lenders and the absence of material misstatements and omissions therein);

(iii)    cooperating to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral related to the Business (including delivering original copies of all certificated securities of the Transferred Entities (or affidavits of loss in respect thereof) as may be reasonably requested by

Purchaser and the Financing Sources and cooperating with Purchaser’s efforts to obtain consents and landlord waivers), it being understood that no such pledges, grants or perfection shall, and no such documents relating to the foregoing shall take effect until the Closing;

(iv)    furnishing Purchaser and the Financing Sources as promptly as reasonably practicable with any amendments or restatements of the Business Financial Statements (to the extent such amendments or restatements exist);

(v)    furnishing, at least three (3) Business Days prior to the Closing Date, Purchaser and the Financing Sources with all necessary documentation and other information reasonably requested by the Financing Sources pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, to the extent requested at least nine (9) Business Days prior to the Closing Date, including any information reasonably requested pursuant to 31 C.F.R. §1010.230;

(vi)    assisting with the execution and delivery as of the Closing Date of any credit agreements, pledge and security documents, releases from existing guarantee or collateral documents (including any UCC-3 or equivalent financing statements or notices), other definitive financing documents, or other related certificates or documents as may be reasonably requested by Purchaser (including delivery of a certificate of the chief financial officer or treasurer (or other comparable officer) of the Business certifying the solvency, after giving effect to the transactions contemplated hereby, of the Business on a consolidated basis, in substantially the form set forth as Annex I to Exhibit C to the Debt Commitment Letter as in effect as of the date hereof) and otherwise facilitating the pledging of collateral and release from any existing guarantees or Liens under the Parent Credit Agreement, in each case, effective no earlier than the Closing; and

(vii)    taking all actions reasonably necessary to (A) permit the Financing Sources to evaluate the Business’ current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent reasonable (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals and surveys and providing reasonable access to Purchaser and its representatives to all real property constituting a part of the Business) and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such agreements and arrangements will only be effective upon Closing.

(c)    Obligations of the Company. Nothing in this Section 5.16 shall require Parent, the Transferred Entities or any other Subsidiary of Parent holding any portion of the Business or any of their respective representatives to (i) waive or amend any terms of this Agreement or agree to pay or incur, or actually pay or incur, any fees, liability or obligation or reimburse any expenses (other than expenses reimbursed by Purchaser pursuant to Section 5.16(d) below) (prior to the Closing with respect to the Transferred Entities); (ii) cause any condition set forth in Article VIII to fail to be satisfied or cause any representation or warranty in this Agreement to be breached by any such Person; (iii) take any action that would (A) require Parent or any Subsidiary of Parent holding any portion of the Business (other than a Transferred Entity), any of their representatives, any representatives of any Transferred Entity or any Persons who are officers or directors of the Parent or any other Subsidiary of Parent holding any portion of the Business (other than any such Persons who will hold an office of a Transferred Entity following the Closing) to pass resolutions or consents to approve or authorize the execution of the Credit Facility or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement or (B) require any Transferred Entity or any Persons who are officers or directors of any Transferred Entity (which Persons will hold an office of a Transferred Entity following the Closing) to pass resolutions or consents to approve or authorize the execution of the Credit Facility or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case of this clause (B), that would be effective prior to the Closing (except, for, in the case of this clause (B), an authorization letter of the type described in Section 5.16(b)(ii), which may be effective prior to the Closing) or (C) subject to the requirements of the preceding clause (B), require any Persons who are officers or directors of any Transferred Entity (which Persons will hold an office of a Transferred Entity following the Closing) to pass resolutions or consents to approve or authorize the execution of the Credit Facility or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument other than in their capacity as holder of the office(s) which such Person will hold following the Closing; (iv) give any indemnities (other than indemnities given by the Transferred Entities that are effective only from and after the Closing); (v) take any action that, in the good faith determination of Parent, would unreasonably interfere with the normal conduct of the business of Parent, the Transferred Entities or any other Subsidiary of Parent holding any portion of the Business; (vi) breach any confidentiality obligations or provide access to or disclose information that Parent or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Parent or any of its Subsidiaries; (vii) prepare any financial statements other than the financial statements in clause (b)(iv) above; (viii) prepare any pro forma financial information or post-closing financial information; (ix) take any action that would cause any director, officer or employee or stockholder of any such Person to incur any personal liability; (x) take any action that would conflict with the organizational documents of any such Person or any applicable Laws; or (xi) take any action that would reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which any such Person is a party. For the avoidance of doubt, (A) in no event shall Parent or any Subsidiary of Parent holding any portion of the Business (other than a Transferred Entity) or any of their respective representatives, or any representative of any Transferred Entity, be required to incur any liabilities or obligations whatsoever with respect to the Credit Facility or enter into or execute any certificate, agreement, arrangement, document or instrument relating to the Credit Facility and (B) (i) no action, liability or obligation of any Transferred Entities pursuant to any certificate, agreement, arrangement, document or instrument relating to the Credit Facility (and no certificate, agreement, arrangement, document or instrument relating to the Credit Facility to which any Transferred Entity is a party) will be effective until the Closing, and (ii) no Transferred Entities will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument relating to the Credit Facility that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing (other than the authorization letter described in Section 5.16(b)(ii)).

(d)    Reimbursement. Promptly upon request by Parent, the Purchaser shall reimburse Parent for any reasonable, documented and invoiced out-of-pocket costs and expenses incurred by Parent, the Transferred Entities, any other Subsidiary of Parent holding any portion of the Business or any of their respective representatives in connection with the arrangement, syndication, negotiation or entry into the Credit Facility, the cooperation of Parent, the Transferred Entities, any other Subsidiary of Parent holding any portion of the Business or any of their respective representatives contemplated by this Section 5.16.

(e)    Indemnification. Purchaser hereby indemnifies and holds harmless Parent, the Transferred Entities, any other Subsidiary of Parent holding any portion of the Business and any of their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable, documented and invoiced attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with the arrangement, syndication, negotiation or entry into the Credit Facility, the cooperation of Parent, the Transferred Entities, any other Subsidiary of Parent holding any portion of the Business or any of their respective representatives contemplated by this Section 5.16 (other than arising from (i) the use of information relating to the Business that was provided by Parent in writing for use in connection with the entry into the Credit Facility or (ii) the bad faith, gross negligence, fraud or willful misconduct, or material breach of this Agreement, by Parent, the Transferred Entities or any other Subsidiary of Parent holding any portion of the Business or any of their respective representatives).

(f)    Financing, generally. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.16, represent the sole obligation of Parent, the Transferred Entities, any other Subsidiary of Parent holding any portion of the Business or any of their respective representatives with respect to cooperation in connection with the arrangement of any debt financing to be obtained by Purchaser with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or debt financing (including, for the avoidance of doubt, the Credit Facility) by Purchaser or any other debt financing be a condition to any of Purchaser’s obligations under this Agreement.

Section 5.17    Resignations. Except as otherwise requested by Purchaser, Parent shall deliver the resignations (effective as of the Closing) of the directors, managers and officers of the Transferred Entities who will be employees of the Parent Group after the Closing.

Section 5.18    Separation and Migration. As promptly as possible following the date hereof, but not more than ten (10) Business Days after the date hereof, Sellers and Purchaser shall each appoint such representatives as each of them deems appropriate (a “Joint Steering Committee” ), all of whom will be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with any applicable Laws. As soon as practicable following the appointment of the Joint Steering Committee, it will meet and confer to discuss and agree upon (i) the plan to separate the Business from the other businesses of Sellers and the Parent

Group and to transfer the Business to Purchaser as of the Closing Date pursuant to and in accordance with the terms of this Agreement and the Ancillary Agreements, and in a manner designed to minimize any adverse impact of such separation on each party’s businesses, which plan shall include separation and migration of the Business’s IT assets from the IT systems of Sellers and the Parent Group (other than the Transferred Subsidiaries) and relevant data, preparing and reviewing communications to customers, vendors, suppliers and employees to the extent related to the transactions contemplated thereby, and discussing in good faith all technical and operational matters (the “Migration Plan” ), (ii) a plan to transfer to Purchaser and the Transferred Entities knowledge with respect to the Business to permit Purchaser to operate the Business as operated prior to the Closing Date upon completion of the Migration Plan, (iii) a plan to transfer to the recipient of any Services such knowledge with respect to the Services as is reasonably necessary to permit such recipient to be able to provide to itself or engage third parties to provide the Services following the termination of expiration of such Services or either Transition Services Agreement (the plans described in clauses (ii) and (iii), together, the “Knowledge Transfer Plan”) and (iv) the addition of any Omitted Services (as defined in the Transition Services Agreement) identified as part of the plans developed in accordance with this Section 5.18 to the services to be provided pursuant to the Transition Services Agreement (the “Services”). Sellers shall bear all costs and expenses associated with the separation and migration of the Business’s data which is held by a member of the Parent Group; provided that Sellers’ out-of-pocket costs and expenses shall not exceed $250,000. The Migration Plan and the Knowledge Transfer Plan, when completed, shall each take into account the goal of minimizing both the cost of the migration and knowledge transfer and the disruption to the Business. Purchaser and Sellers shall allocate sufficient personnel and other resources, reasonably cooperate, and negotiate in good faith to permit the Joint Steering Committee to carry out its responsibilities as set out in this Section 5.18.

Section 5.19    R&W Policy. Purchaser agrees that, other than in the case of fraud, the R&W Policy will expressly exclude any right of subrogation against Sellers and their Affiliates. The subrogation provisions of the R&W Policy may not be amended in any manner that is adverse to either Seller or any of its Affiliates without Parent’s prior written consent (which consent shall be in the sole and absolute discretion of Parent).

Section 5.20    Specified Contract. Notwithstanding anything herein to the contrary, Parent and Purchaser agree that (i) at any time prior to the Closing, Parent may cause the Transferred Entities to enter into an amendment to the Specified Contract solely to eliminate, modify or restructure any Liabilities of the Transferred Entities in respect of the obligations in Section 2.1 thereof, without the consent of the Purchaser, (ii) at any time after Closing, if Parent requests that the Transferred Entities execute an amendment to Section 2.1 of the Specified Contract solely to eliminate, modify or restructure any Liabilities of the Transferred Entities in respect of the obligations in Section 2.1 thereof, Purchaser shall cause the Transferred Entities to, and the Transferred Entities shall, enter into such amendment, (iii) the Transferred Entities shall not, and Purchaser shall not permit the Transferred Entities to, amend Section 2.1 of the Specified Contract in any manner after the Closing without the written consent of Parent, (iv) Parent agrees that it shall make, or cause to be made, the payments required by Section 2.1 of the Specified Contract (as it may be amended in a manner permitted by this Section 5.20) and (v) Purchaser and the Transferred Entities shall be responsible for any liabilities arising under any section of the Specified Contract, as it may be amended, except for Section 2.1; provided, however, that in the case of each of clause (i) and (ii) above, no such modification or restructuring shall increase the Liabilities of the Transferred Entities.

Section 5.21    Pre-Closing Redemption. Prior to the Closing, Sellers shall cause the Redemption to be effected. Notwithstanding anything to the contrary in this Agreement, including anything to the contrary in this Article V, the Transferred Company shall be permitted to effect the Redemption by way of a redemption of all or a portion of either or both of the Seller’s Units in the Transferred Company (but not all of the Units of both Sellers). The Parties agree that, except as otherwise required by applicable Law, for U.S. federal income tax purposes, the Redemption and the sale of the Transferred Company shall be treated as a single integrated transaction under by the principles of Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954). The Parties agree to file all Tax Returns consistent with such treatment set forth in the preceding sentence.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

Section 6.1    Transfer of Business Employees.

(a)    Prior to the Closing Date, Parent shall take all actions necessary to cause the employment of all Business Employees (other than any Leased Employees) employed by Parent or an Affiliate (other than a Transferred Entity) to transfer to a Transferred Entity, in compliance with applicable Law, such that, as of the Closing, all Business Employees (other than any Leased Employees) shall be Transferred Entity Employees. As of the Closing Date, Purchaser shall cause each of the Transferred Entities to continue to employ on the Closing Date its respective Transferred Entity Employees.

(b)    As promptly as practicable following the Closing Date, Purchaser shall offer, or cause its applicable Affiliate to offer, employment to each Leased Employee on the terms and conditions described in Section 6.2(a), with such employment to take effect on the date that the ELA Term ends.

(c)     For purposes of this Agreement, “Transferred Business Employee” shall mean each Transferred Entity Employee and each Leased Employee who accepts Purchaser’s offer of employment and commences employment with Purchaser or any of its Affiliates.

(d)     At least five (5) Business Days prior to the Closing Date, Parent shall have provided Purchaser a revised version of the Employee List that reflects information that is current as of ten (10) or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, Parent may anonymize or aggregate the foregoing data to the extent that Parent reasonably determines is necessary to comply with any applicable Laws relating to data privacy and/or Parent’s or the Transferred Entities’ internal employee data privacy policies.

(e)    If either Parent or Purchaser reasonably determines that an employee lease arrangement with respect to Business Employees located in Canada (“Canadian Business Employees”) is inadvisable for either such party from a legal standpoint, then the Parent and

Purchaser shall cooperate to (1) revise the Employee Lease Agreement to remove from the scope of that agreement the Canadian Business Employees, (2) enter into a substitute arrangement prior to Closing that replicates as nearly as possible the economics and substance of the treatment of Canadian Business Employees under the Employee Lease Agreement and (3) amend this Section 6.1 solely to the extent necessary to reflect the impact of any such substitute arrangement on the transfer to Purchaser or any of its Affiliates of the Canadian Business Employees.

Section 6.2    Terms and Conditions of Employment.

(a)    With respect to each Transferred Business Employee who is employed by Purchaser or any of its Affiliates (including the Transferred Entities) following the Closing, Purchaser shall provide or cause to be provided, for the one-year period commencing on the Closing Date (the “Continuation Period”) or if shorter, the duration of such Transferred Business Employee’s employment with Purchaser or any of its Affiliates (including the Transferred Entities) after the Closing, (i) the same wage rate or cash salary level in effect for such Transferred Business Employee immediately prior to the Closing, (ii) the same target annual cash incentive compensation opportunities in effect for such Transferred Business Employee immediately prior to the Closing (excluding equity compensation, retention, change in control or other non-recurring compensation) and (iii) employee benefits (excluding equity compensation, retention, change in control or other non-recurring compensation) that are substantially similar, in the aggregate, as those in effect with respect to such Transferred Business Employee immediately prior to the Closing (subject to the preceding exclusions). Additionally, Purchaser agrees that each Transferred Business Employee shall, during the Continuation Period, be provided with severance benefits that are substantially no less favorable than the severance benefits provided by the Transferred Entities or the Parent (or any applicable Affiliate thereof) to such Transferred Business Employee immediately prior to the Closing to the extent set forth in Section 6.2(a) of the Seller Disclosure Schedule. Notwithstanding the foregoing, Purchaser shall not be prohibited by this Section 6.2 from changing other terms and conditions of employment, terminating the employment of any Transferred Business Employee, or terminating or amending any Transferred Entity Benefit Plan in accordance with its terms, following the Closing Date. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Article VI, comply with any additional obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of employment or termination of employment of the Transferred Business Employees.

(b)    Parent and its Affiliates shall, reasonably in advance of the Closing Date, take all commercially reasonable actions to ensure that the employment of any Retained Parent Employees shall not be transferred to any Transferred Entity, and to the extent any such individual is employed by a Transferred Entity as of the date hereof, cause such Retained Parent Employee’s employment to be transferred to Parent or its Affiliate (other than any Transferred Entity) on or prior to the Closing at Parent’s sole expense.

Section 6.3    Service Credit. As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Entity to, give each Transferred Business Employee full credit for purposes of eligibility, vesting and benefit accrual under (i) each employee benefit plan, policy or arrangement, and (ii) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by Purchaser or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Parent and its applicable Affiliates (including the Transferred Entities) under the analogous Parent Benefit Plans in which such Transferred Business Employee participated immediately prior to the Closing; provided, that such credit shall not be given (x) to the extent that it would result in a duplication of benefits for the same period of service or (y) for purposes of any defined benefit pension or retiree health coverage.

Section 6.4    Health Coverages. Purchaser shall cause each Transferred Business Employee whose primary work location is in the United States (and his or her eligible dependents) to be covered by a group health plan or plans that (a) comply with the provisions of Section 6.2(a), and (b) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding group health Parent Benefit Plan or Transferred Entity Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Parent Benefit Plan or Transferred Entity Benefit Plan. To the extent that such plans are Purchaser group health plans in which such Transferred Business Employee becomes eligible to participate for the first time following the Closing, Purchaser shall use commercially reasonable efforts to cause the Transferred Entities to provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Parent Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser group health plans, in each case to the extent as would have been honored under the analogous Parent Benefit Plan in which such Transferred Business Employee participated immediately prior to the Closing.

Section 6.5    Severance Indemnity.

(a)    In the event that a Business Employee does not continue employment with Purchaser or its Affiliates (including a Transferred Entity) at or after the Closing as a result of Purchaser’s (or the Transferred Entities’) failure to continue employment or to make an offer of employment to the extent required pursuant to Section 6.1 or 6.2(b) which results in any obligation, contingent or otherwise, of Parent or its Affiliates (other than a Transferred Entity) to pay any severance to such Business Employee under applicable Law and any Benefit Plan set forth in Section 6.5 of the Seller Disclosure Schedule, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise hold harmless Parent and its Affiliates for all such severance.

(b)    In the event that a Leased Employee does not commence employment with Purchaser or any of its Affiliates (including a Transferred Entity) as of the date that the ELA Term ends and Parent terminates the employment of such Leased Employee within ninety days following the date that the ELA Term ends, and such employment termination results in any obligation, contingent or otherwise, of Parent or its Affiliates (other than a Transferred Entity) to pay any severance to such Leased Employee under applicable Law and any Benefit Plan set forth in Section 6.5 of the Seller Disclosure Schedule, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise hold harmless Parent and its Affiliates for all such severance.

Section 6.6    Accrued Vacation, Sick Leave and Personal Time. Purchaser will recognize and assume all Liabilities with respect to accrued but unused vacation time as of the Closing (including, without limitation, any Liabilities to Transferred Business Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Article VI) to the extent such Liabilities are included in the Closing Working Capital. Subject to compliance with applicable Law, for at least one year following the Closing Date, Purchaser shall allow Transferred Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the first sentence of this Section 6.6 in accordance with the terms of the Parent Group programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation earned and accrued under the applicable vacation plans or policies of Purchaser or its Affiliates for services on or following the Closing).

Section 6.7    Cash Incentive Compensation. Prior to the Closing, Parent shall (or shall cause the Transferred Entities) to pay and fully satisfy any unpaid portion of any annual cash incentive compensation (including sales commissions) (the “Cash Incentive Compensation”) payable in respect of any Company fiscal year that has been completed prior to the Closing, such that from and after the Closing, neither Purchaser nor the Transferred Entities shall have any Liability in respect thereof. All Cash Incentive Compensation for any period after the Closing shall be governed by plans, programs or arrangements maintained by Purchaser and its Affiliates (including the Transferred Entities) in their discretion, subject to Purchaser’s obligations under Section 6.2(a).

Section 6.8    Parent Benefit Plans; Transferred Entity Benefit Plans.

(a)    Except as otherwise expressly provided in this Article VI, Purchaser shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to,

(i)    any Retained Parent Employee or Parent Benefit Plan (including for the avoidance of doubt (x) Parent equity awards thereunder and (y) the Parent retention awards set forth on Section 6.8(a)(i) of the Seller Disclosure Schedule),

(ii)    any ERISA Affiliate Liability,

(iii)    any Liability in respect of deferred compensation entitlements with respect to any Transferred Business Employees; and

(iv)    any pension obligations, to the extent unfunded or underfunded, arising prior to the Closing with respect to service prior to the Closing.

The items described in clauses (i) through (iv) shall be Excluded Liabilities.

(b)    As of the Closing, to the extent legally permissible, Parent (or its Affiliate) shall assign, and the Transferred Entities shall assume and inure to the benefit of, all confidentiality, non-competition, non-solicitation and similar restrictive covenants between any Business Employee and Parent and its Affiliates (other than the Transferred Entities).

Section 6.9    No Third Party Beneficiaries. Without limiting the generality of Section 11.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Parent Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Parent, any Transferred Entity, the Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Business Employee, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Parent, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VII

TAX MATTERS

Section 7.1    Cooperation and Exchange of Information.

(a)    As soon as reasonably practicable after the receipt of a request from Parent, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to promptly provide to Parent a package of Tax information materials, including schedules and work papers, requested by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. Purchaser shall prepare such package, in good faith and in a manner consistent with Parent’s past practice, except as otherwise required by applicable Law or a change in facts.

(b)    Each party to this Agreement shall, and shall use commercially reasonable efforts to cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) preparing or filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes, an indemnity obligation under this Agreement or a right to refund of Taxes or (iii) participating in any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess that is reasonably necessary to carry out the intent of this Section 7.1. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. The party requesting information or access to employees pursuant to this Section 7.1 shall be responsible for any reasonable out-of-pocket expenses incurred by the other party in connection with the furnishing of such information or access and the sharing of information and cooperation contemplated by this Section 7.1 shall be done in a manner so as not to interfere unreasonably with the normal conduct of the business of the parties. Any information obtained under this Section 7.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax Proceeding.

(c)    Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense (provided, that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition).

(d)    Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser or any of its Affiliates be entitled to receive or view (i) any Tax Return of Parent or any of its Affiliates (other than the Transferred Entities) or (ii) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which Parent or any of its Affiliates (other than a Transferred Entity) is a member (including any Combined Tax Return). Notwithstanding the foregoing, upon a reasonable request from Purchaser, to the extent any such Tax Return relates in part to any Transferred Entity, Parent shall use commercially reasonable efforts to share a redacted, pro-forma portion of the information shown on such Tax Return solely to the extent it relates to a Transferred Entity.

Section 7.2    Tax Indemnifications.

(a)    Subject to Section 7.12(b), from and after the Closing, Parent shall indemnify Purchaser and each of its Affiliates (including the Transferred Entities after the Closing Date) (collectively, the “Purchaser Tax Indemnified Parties”) and hold the Purchaser Tax Indemnified Parties harmless from and against, without duplication, (i) any Taxes imposed on, allocated or attributable to or incurred or payable by any of the Transferred Entities for any Pre-Closing Period, (ii) any Taxes of Parent or any of its Affiliates (other than the Transferred Entities) for which any of the Transferred Entities are liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, provincial, local or foreign Tax law for any Pre-Closing Period as a result of such Transferred Entity having been a member of an affiliated, consolidated, unitary, combined or other similar tax group prior to the Closing, (iii) any Taxes arising out of or relating to any failure by Parent or any of its Affiliates to comply with any of the covenants or agreements of Parent or any of its Affiliates contained in this Article VII, (iv) any Covered Taxes and (v) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in this Section 7.2(a)(i) to (iv), provided, that Parent shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Purchaser Indemnified Parties from and against (A) any Taxes to the extent such Taxes were reflected as a reserve or Liability in Working Capital or Indebtedness on the Final Closing Statement, (B) any Taxes for which Purchaser is responsible pursuant to Section 7.2(b) or (C) that can be offset or reduced by the utilization of any net operating loss, credit or similar Tax Asset of the Transferred Entities existing as of immediately after Closing or could have been so offset or reduced but for the utilization of such net operating loss, credit or similar Tax Asset to set off or reduce Taxes of Purchaser and its Affiliates (including the Transferred Entities) for which Parent is not responsible under this Section 7.2(a) (collectively, the “Parent Indemnified Taxes”).

(b)    Subject to Section 7.12(b), from and after the Closing, Purchaser shall pay or cause to be paid, and shall indemnify Parent and each of its Affiliates (collectively, the “Parent Tax Indemnified Parties”) and hold the Parent Tax Indemnified Parties harmless from and against (i) any Taxes imposed on, allocated or attributable to or incurred or payable by the Transferred Entities for any Post-Closing Period (other than Taxes described in Section 7.2(a)), or (ii) any Taxes arising in whole or in part from or otherwise as a result of any action taken or transaction entered into by Purchaser or any of its Affiliates (including the Transferred Entities) after the Closing (outside of any action taken or transaction entered into by the Transferred Entities in the ordinary course of business on the Closing Date, other than any action or transaction (A) initiated by any Seller or Transferred Entity prior to the Closing Date, (B) occurring at the request of any Seller or (C) contemplated by this Agreement), (iii) any liability for Taxes attributable to any failure by Purchaser to comply with any of the covenants or agreements of Purchaser or any of its Affiliates contained in this Article VII, (iv) any Taxes of the Purchaser or any of their respective Affiliates (other than any of the Transferred Entities), (v) Taxes to the extent reflected as a liability in the Closing Statement (as finally determined pursuant to Section 2.6), (vi) all Transfer Taxes and (vii) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in this Section 7.2(b)(i) to (vii).

Section 7.3    Preparation and Filing of Tax Returns.

(a)    Parent shall prepare (or cause to be prepared) (i) all Tax Returns of Parent and any of its Affiliates (other than the Transferred Entities) and all Tax Returns of any combined, consolidated, affiliated, fiscal, loss sharing, unitary, or other similar Tax Return that includes Parent or any of its Affiliates (other than the Transferred Entities) and the Transferred Entities (a “Combined Tax Return”), (ii) any Tax Return (other than a Combined Tax Return) that is required to be filed by or with respect to any Transferred Entity for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”) that are due (taking into account any extensions) on or prior to the Closing Date and (iii) any Pre-Closing Separate Tax Return with respect to Taxes that are due (taking into account any extensions) after the Closing Date. Any such Tax Returns described in clauses (i) through (iii) hereof shall be prepared in a manner consistent with most recent past practices, elections and methods of the Transferred Entities (or Parent or its relevant Affiliates, as applicable), except to the extent otherwise required by applicable Law or a change in facts. Parent shall provide Purchaser with the information relating to the Transferred Entities that is included in any such Combined Tax Returns and provide Purchaser with any supporting documents reasonably requested by Purchaser for Purchaser’s review. Parent shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). With respect to all Income Tax Returns and other material Pre-Closing Separate Tax Returns with respect to Taxes that are required to be filed after the Closing Date, (A) Parent shall deliver, or cause to be delivered, to Purchaser for its review and comment all such Tax Returns at least twenty (20) calendar days prior to the due date for filing such Tax Returns (taking into account any extensions), (B) Parent shall in good faith consider revising such Tax Returns to reflect any reasonable comments received from Purchaser not later than ten (10) calendar days prior to the due date therefor (taking into account any extensions) and (C) such Tax Return shall be filed by Purchaser; provided that such Tax Return shall not be filed without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), and which consent shall be deemed to have been provided in the event that Purchaser files such Tax Return as prepared by Parent.

(b)    In the case of Tax Returns with respect to the Transferred Entities for a Straddle Period (other than any Combined Tax Return), Parent shall prepare and timely file or cause to be prepared and timely filed all such Tax Returns provided that (i) such Tax Returns shall be prepared and timely filed in a manner consistent with most recent past practices, elections and methods of the Transferred Entities, except to the extent otherwise required by applicable Law or a change in facts, (ii) Parent shall deliver any such Tax Return to Purchaser for its review and comment at least twenty (20) calendar days prior to the due date therefor, (iii) Parent shall in good faith consider revising such Tax Returns to reflect any reasonable comments received from Purchaser not later than ten (10) calendar days prior to the due date therefor (taking into account any extensions) and (iv) such Tax Return shall not be filed without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

(c)    Except for any Tax Return that Parent has the right to prepare pursuant to Section 7.3(a) and Section 7.3(b) (which shall include, for the avoidance of doubt, all Combined Tax Returns and all Tax Returns with respect to a Straddle Period), Purchaser shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by or with respect to the Transferred Entities and pay all Taxes due with respect thereto.

(d)    Each of Parent and Purchaser shall (and shall cause its relevant Affiliates to) (i) make any election available under applicable Law to treat, or, to the extent permitted or required under applicable Law shall treat, and (ii) take any commercially reasonable steps to cause, in each case, the taxable year of the Transferred Entities as closing on the Closing Date as of the end of the Closing Date.

Section 7.4    Amendment of Tax Returns; Similar Items. Purchaser shall not amend, or permit any of its Affiliates (including the Transferred Entities after the Closing) to amend any Tax Return of the Transferred Entities, or agree to any waiver or extension of the statute of limitations relating to Taxes, with respect to the Transferred Entities for a taxable period ending on or before the Closing Date or a Straddle Period that would give rise to a claim for indemnification against Parent under this Agreement, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. Without the prior consent of Parent, Purchaser shall not, and shall not permit its Affiliates (including the Transferred Entities after the Closing) to take any action on or after the Closing Date that would reasonably be expected to materially affect the Tax liability of Parent or any of its Affiliates (including the Transferred Entities, in the case of any Pre-Closing Period) for any Pre-Closing Period, including the making of any Tax election, except as contemplated by this Agreement.

Section 7.5    Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, all Property Taxes shall be apportioned between the Pre-Closing Period and the Post-Closing Period based on the number of days in such Straddle Period included in the Pre-Closing Period and the number of days in such Straddle Period included in the Post-Closing Period. All other Taxes shall be apportioned between the Pre-Closing Period and the Post-Closing Period as though such taxable period terminated as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Period, on the one hand, and the Post-Closing Period, on the other hand, in proportion to the number of days in such Straddle Period included in the Pre-Closing Period and the number of days in such Straddle Period included in the Post-Closing Period, unless otherwise required by Law.

Section 7.6    Tax Audits.

(a)    If a party is responsible for, or would reasonably be expected to be responsible for, the payment of or indemnification in respect of Taxes pursuant to this Article VII (the “Tax Indemnifying Party”), and the other party to this Agreement (the “Tax Indemnified Party”) receives a notice of a Tax Proceeding with respect to such Taxes, the Tax Indemnified Party shall promptly (and in any event within ten (10) Business Days) notify the Tax Indemnifying Party in writing of such Tax Proceeding. Such notice shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b)    Subject to Section 7.6(d), in the case of any Tax Proceeding of or with respect to the Company for Taxes for any taxable period ending on or before the Closing Date, Parent shall have the exclusive right to control, at its own expense, such Tax Proceeding; provided that if any such Tax Proceeding could reasonably be expected to result in an increase in the Tax liability of Purchaser or any of its Subsidiaries (including the Transferred Entities) for any Post-Closing Period, (i) Parent shall keep Purchaser informed in a timely manner of all actions proposed to be taken, (ii) Purchaser shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority to the extent that they relate to the Transferred Entities and (iii) Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Subject to Section 7.6(d), in the case of a Tax Proceeding (i) of or with respect to the Transferred Entities for any Straddle Period or (ii) involving both Taxes that are Parent Indemnified Taxes and Taxes that are not Parent Indemnified Taxes (and such Tax Proceeding for Taxes that are Parent Indemnified Taxes is not separable from such Tax Proceeding for Taxes that are not Parent Indemnified Taxes), Purchaser shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided that (A) Purchaser shall keep Parent reasonably informed of such Tax Proceeding, (B) Purchaser shall consult with Parent before taking any significant action in connection with such Tax Proceeding, (C) Purchaser shall consult with Parent and offer Parent an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) Purchaser shall defend such Tax Proceeding diligently and in a commercially reasonable manner, (E) at its own expense, Parent shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority and (F) Purchaser shall not settle, compromise or abandon any such Tax Proceeding that could reasonably result in an increase in the Tax liability to Parent without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    In the case of any Tax Proceeding with respect to (i) any Tax Return of Parent or any of its Affiliates (other than the Transferred Entities) or (ii) any Tax return of a consolidated, combined or unitary group that includes Parent or any of its Subsidiaries (including any Combined Tax Return), in each case, notwithstanding any other provision of this Agreement, including Section 7.6(c), such Tax Proceeding shall be subject to the provisions of Section 7.6(b) and the provisions of Section 7.6(b)(ii) shall not apply. The intention of this Section 7.6(d) is, and this Agreement shall be interpreted in a manner that effects the intention, that Parent shall have the exclusive right to control, in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in (except as set forth in Section 7.6(b)(i) and (iii)), any Tax Proceeding described in the prior sentence..

Section 7.7    Tax Refunds and Credits. Parent shall be entitled to any refund or credit (net of reasonable and documented out-of-pocket third-party expenses of Purchaser) of Taxes for which Parent is responsible under Section 7.1 (other than to the extent such Tax refund or credit results from the carryback of a Tax attribute of any of the Transferred Entities relating to a Post-Closing Period). Purchaser shall be entitled to any refund or credit of Taxes of the Transferred Entities other than refunds and credits to which Parent is entitled pursuant to the immediately preceding sentence. Any refunds or credits of Taxes of the Transferred Entities for any Straddle Period shall be equitably apportioned between Parent and Purchaser in accordance with the principles set forth in Section 7.5. Except to the extent Purchaser determines in good faith that any such request would be unduly burdensome on Purchaser or its Affiliates, Purchaser shall, if Parent reasonably requests and at Parent’s expense, file for and obtain or cause its relevant Affiliates (including the Transferred Entities) to file for and obtain any refunds or credits for which Parent is entitled pursuant to this Section 7.7. Parent shall have the right to control the conduct of any such claim, provided that Parent shall keep Purchaser informed in a timely manner of all actions proposed to be taken and shall permit Purchaser to participate and attend any meetings or conferences with the relevant taxing authority. If Parent pays (or if the Transferred Entities pay prior to the Closing) estimated Taxes for any Straddle Period in excess of the amount ultimately determined to be due for the portion of such Straddle Period ending on the Closing Date, and Purchaser or its Affiliates (including the Transferred Entities) obtains the benefit of such excess payment, Purchaser shall promptly refund such excess to Parent. Payments pursuant to this Section 7.7 shall be made in immediately available funds within 15 days of the actual receipt or realization of the applicable refund or credit (and shall include, for the avoidance of doubt, any interest paid thereon, but shall be net of any reasonable and documented out-of-pocket third-party expenses of Purchaser and Taxes to the Party receiving such refund or credit in respect of the receipt or accrual of such refund or credit).

Section 7.8    Tax Sharing Agreements; Powers of Attorney. On or before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (whether written or otherwise and other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and any member of the Parent Group, on the other hand, are parties, shall terminate, and neither any member of the Parent Group, on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements. Sellers shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns to which any of the Transferred Entities is a party to be terminated as of the Closing.

Section 7.9    Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, Parent, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Article VII, Section 2.7, Section 6.2(b), Section 6.5 and Article X as an adjustment to the purchase price for Tax purposes.

Section 7.10    Certain Tax Elections. Except as requested by Parent, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to, (a) make any election under Sections 338 or 336(e) of the Code (or any comparable election under state, local or non-U.S. Law) with respect to the acquisition of any Transferred Entity, (b) make any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date, (c) take any action or enter into any transaction after the Closing on the Closing Date that is outside the ordinary course of business with respect to the Transferred Entities and their Subsidiaries, (d) amend or revoke any Tax Return related in whole or in part to any Pre-Closing Period or (e) fail to file, or cause to be filed, any amended Tax Return related in whole or in part to any Pre-Closing Period, in each case, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall make or cause to be made (and shall refrain from making or causing to be made, as applicable) Tax elections (including on a protective basis) so that none of the Transferred Entities shall suffer any reduction in Tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36; provided, however, that notwithstanding the foregoing, Parent shall not be required to make or cause to be made (and shall not be required to refrain from making or causing to be made, as applicable) Tax elections (including on a protective basis) pursuant to Treasury Regulations Section 1.1502-36 to the extent that Parent reasonably determines in good faith that the Target Companies that are incorporated in the United States (or are otherwise treated as U.S. persons for U.S. federal income tax purposes) should, after the making (or failure to make) such elections pursuant to Treasury Regulations Section 1.1502-36, have a “net inside attribute amount” (as defined in Treasury Regulation Section 1.1502-36(c)(5)) at least equal to the basis that Purchaser takes in the Units in the Transferred Company acquired pursuant to this Agreement, as determined for U.S. federal income tax purposes.

Section 7.11    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay, when due, and be responsible for, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Parent and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided, that, notwithstanding any of the foregoing, neither Parent nor any of its Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if Parent determines in good faith that the filing of such claim or any related action would have an adverse effect on Parent or any of its Affiliates.

Section 7.12    Tax Matters Coordination; Survival; Limitation.

(a)    Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VII, Section 10.6, Section 10.7 and Section 10.8 and the provisions of Article X (other than Section 10.6, Section 10.7 and Section 10.8) shall not apply. The indemnification obligations contained in this Article VII shall survive the Closing Date until the expiration of the applicable statutory periods of limitations. The representations and warranties made pursuant to Section 3.13 (Taxes) shall not survive the Closing.

(b)    The cumulative indemnification obligation of Parent under this Article VII and Article XI shall in no event exceed, in the aggregate, the Final Purchase Price. The cumulative indemnification of Purchaser under this Article VII and Article X shall in no event exceed, in the aggregate, the Final Purchase Price.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.1    Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the Sale shall be subject to the satisfaction or waiver at the Closing of the following conditions:

(a)    Regulatory Approvals. (i) Any waiting period applicable to the consummation of the Sale under the HSR Act shall have expired or been terminated and (ii) the consents, authorizations and approvals required to be obtained in connection with the consummation of the Sale from any Governmental Entities set forth on Section 8.1(a) of the Seller Disclosure Schedule (each a “Required Approval”) shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

(b)    No Injunctions. No Governmental Entity of competent authority in any Required Jurisdiction shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Sale (collectively, the “Legal Restraints”).

Section 8.2    Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the Sale shall be subject to the satisfaction or waiver at the Closing of all of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Sellers set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Transferred Entities), Section 3.3 (Authority Relative to this Agreement) and Section 3.22 (Brokers) shall be true and correct as of the Closing Date as if made on and as of the Closing Date except for any de minimis inaccuracies, (ii) the representations and warranties of the Sellers set forth in Section 3.6 (Absence of Certain Changes or Events) shall be true and correct as of the Closing Date as if made on and as of the Closing Date and (iii) each of the other representations and warranties of the Sellers contained in Article III shall be true and correct as of the Closing Date as if made on and as of the Closing Date (disregarding all qualifications and exceptions therein relating to materiality, Business Material Adverse Effect or Seller Material Adverse Effect) except (A) in each case of clauses (i), (ii) and (iii), representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (iii), where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or a Seller Material Adverse Effect.

(b)    Covenants and Agreements. The covenants and agreements of the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects; provided, that Section 5.16(b) shall only be deemed to be not complied with in a material respect for the purposes of this clause (b) to the extent the breach of the Sellers’ obligations under Section 5.16(b) is the proximate cause of the Purchaser’s inability to obtain the Credit Facility.

(c)    No Business Material Adverse Effect. Since the date hereof, there shall not have occurred a Business Material Adverse Effect.

(d)    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)    Specified Matter. Parent shall have obtained the outcome described on Section 8.2(e) of the Seller Disclosure Schedule.

(f)    Redemption. The Redemption shall have been effected.

Section 8.3    Conditions to the Sellers’ Obligation to Close. The obligations of the Sellers to effect the Sale shall be subject to the satisfaction or waiver at the Closing of all of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to this Agreement) and Section 4.5 (Brokers) shall be true and correct as of the Closing Date as if made on and as of the Closing Date except for any de minimis inaccuracies, and (ii) each of the other representations and warranties of Purchaser contained in Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date (disregarding all qualifications and exceptions therein relating to materiality or Purchaser Material Adverse Effect) except (A) in each case of clauses (i) and (ii) representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (ii), where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)    Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)    Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Parent and Purchaser; or

(b)    by either Parent or by Purchaser, if:

(i)    the Closing shall not have occurred on or before the date that is March 18, 2020 after the date of this Agreement (the “Outside Date”); provided, further, that the right to terminate this Agreement under this clause (i) shall not be available to any party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(ii)    Parent (in the case of a termination by Purchaser) or Purchaser (in the case of a termination by Parent) shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b), as applicable, and (B) (1) is incapable of being cured prior to the Outside Date or (2) has not been cured prior to the date that is sixty (60) days from the date that the breaching or non-performing party is notified in writing by the other party of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party to this Agreement if such party shall have materially breached or materially failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach or failure to perform shall not have been cured; or

(iii)    any Legal Restraint permanently preventing or prohibiting consummation of the Sale in any Required Jurisdiction shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have complied with its obligations under this Agreement, including Section 5.3, with respect to any such Legal Restraint;

Section 9.2    Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other.

Section 9.3    Effect of Termination.

(a)    In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth in the Confidentiality Agreement; provided, that termination of this Agreement shall not relieve any party hereto from Liability for willful or material breach of this Agreement or willful or material failure to perform its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of Section 5.2, the second sentence of Section 5.3(f), and Article XI (General Provisions), and this Section 9.3 shall survive any termination of this Agreement.

Section 9.4    Extension; Waiver. At any time prior to the Closing, either Parent, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

Section 10.1    Survival of Representations, Warranties, Covenants and Agreements.

(a)    The representations and warranties contained in this Agreement and in any certificate delivered hereunder shall not survive the Closing and shall terminate at the Closing. The covenants and other agreements contained in this Agreement that are to be performed prior to the Closing shall not survive the Closing and shall terminate at the Closing. The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms.

(b)    Purchaser (on behalf of itself, its Affiliates (including, from and after the Closing, the Transferred Entities) and its and its Affiliates’ respective officers, directors, equity holders employees and agents) (collectively, the “Purchaser Parties”) agrees that other than in connection with any fraud, from and after the Closing, under no circumstances will the Sellers, any of their Affiliates or any of Sellers’ or any of their Affiliates’ respective officers, directors, equity holders employees or other agents (collectively, the “Seller Parties”) have any liability to any of the Purchaser Parties for any Losses relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement set forth in this Agreement to have been performed by its terms prior to the Closing (or any certificate delivered hereunder), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. Purchaser acknowledges and agrees that it is relying exclusively on, and its sole recourse for any actual alleged breach of any representation or warranty will be, the R&W Policy, other than in the case of fraud. From and after the Closing, other than in connection with any fraud, Purchaser (on behalf of the Purchaser Parties) hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action against, and shall have no recourse of any kind to, the Seller Parties under any theory of law or equity, including under any control person liability theory, for any action or inaction of any of the Transferred Entities or the Business, or their respective Affiliates, officers, directors, equityholders, managers, employees, agents, or representatives, in each case prior to the Closing. Notwithstanding anything to the contrary in this Section 10.1(b), nothing in the foregoing provisions of this Section 10.1(b) shall limit or modify the indemnification obligations of Parent set forth in this Article X.

Section 10.2    Indemnification by the Parent. Subject to the provisions of this Article X and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VII), effective as of and after the Closing, Parent shall indemnify and hold harmless the Purchaser Parties, from and against any and all Losses incurred or suffered by any of the Purchaser Parties, to the extent arising out of, relating to or resulting from (a) any breach of any covenant or agreement of the Sellers contained in this Agreement that are to be performed at or after the Closing; (b) any of the matters set forth on Section 10.2(b) of the Seller Disclosure Schedule; (c) any Excluded Liabilities (including any failure to satisfy the Excluded Liabilities when due); (d) the Retained Businesses; or (e) the matters described on Section 10.2(e) of the Seller Disclosure Schedule.

Section 10.3    Indemnification by Purchaser. Subject to the provisions of this Article X and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VII), effective as of and after the Closing, Purchaser and the Transferred Entities shall indemnify and hold harmless the Seller Parties from and against any and all Losses actually incurred or suffered by any of the Seller Parties, to the extent arising out of or resulting from (a) any breach of any covenant or agreement of Purchaser contained in this Agreement to be performed at or after the Closing; (b) the operations of the Transferred Entities and the Business, whether any such Liability arises before or after the Closing, other than any Loss subject to indemnification pursuant to Section 10.2; or (c) without duplication of any Liability described in the foregoing clause (b), the failure to pay any Liability when due to the extent reflected in, reserved for or taken into account in the determination of Working Capital or Indebtedness on the Final Closing Statement.

Section 10.4    Indemnification Procedures.

(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand asserted, or any other matter or circumstance that arises, that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure, it being agreed that any such notice must describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand, matter or circumstance, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses and must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement, as applicable.

(b)    Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.2 or Section 10.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim or such shorter period as set forth in the notice of a Third Party Claim as may be required by court proceeding in the event of a litigated matter, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party). If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 10.4(b), the Indemnified Party shall be entitled to assume and control such defense (it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim), but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants at its expense and shall be responsible (with no reservation of any rights) for all Losses and Liability relating to such Third Party Claim or the defense thereof, it being understood that, to the greatest extent possible, the Indemnifying Party shall satisfy and pay any such Losses and Liabilities (including defense and settlement costs) directly to the applicable third party or parties, without requiring the Indemnified Party to make any payment in respect thereof. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party agrees to keep the Indemnified Party informed regarding the defense or settlement of such Third-Party Claim and to consider in good faith any suggestions made by the Indemnified Party regarding the defense or settlement of such Third Party Claim. The Indemnified Party may participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Parent, as the case may be, shall, and shall cause each of their Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment does not involve finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or impose any obligation on the Indemnified Party other than the payment of money damages and the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment (net of any Tax Benefits described in Section 10.6). No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall, subject to the prior written consent of the Indemnifying Party, not to be unreasonably withheld, retain control of the defense of any Third Party Claim if such Third Party Claim solely seeks non-monetary, equitable or injunctive relief against the Indemnified Party.

Notwithstanding anything to the contrary in Section 10.4(a) or the other provisions of this Section 10.4(b), in respect of the matters set forth on Section 10.2 of the Seller Disclosure Schedule, the Purchaser Parties shall not be required to give any notice of Third Party Claim with respect to any such matter and Parent shall be deemed to have given notice assuming the defense and control of each such matter in accordance with the first sentence of this Section 10.4(b).

(c)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 10.2 or Section 10.3 and the Indemnified Party has a basis to seek recovery of all or a part of such Losses from a third party (a “Potential Contributor”) based on facts, events and circumstances giving rise to the right of indemnification, the Indemnified Party shall assign its rights to proceed against the Potential Contributor as necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment or, where such assignment is not permitted, use commercially reasonable efforts to recover in respect of such claim on behalf of the Indemnifying Party.

Section 10.5    Exclusive Remedy. Except with respect to (a) the matters covered by Sections 2.5 through 2.7, and Section 5.9, (b) any matter relating to Taxes (which shall be governed exclusively by Article VII), (c) the parties’ right to seek and obtain any equitable relief pursuant to Section 11.11 and (d) fraud, Purchaser and the Sellers acknowledge and agree that, following the Closing, the indemnification provisions of Section 10.2 or 10.3 shall be the sole and exclusive remedies of the Sellers and Purchaser for any Liabilities or Losses (including any Liabilities or Losses from claims for breach of contract, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with the Sale or the other transactions contemplated hereby, including any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement (but excluding, for the avoidance of doubt, the Ancillary Agreements and the Confidentiality Agreement). Without limiting the generality of the foregoing, Purchaser hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled. Purchaser acknowledges and agrees that it is relying exclusively on, and its sole recourse for any actual alleged breach of any representation or warranty will be, the R&W Policy (other than with respect to fraud).

Section 10.6    Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be reduced by (a) any net Tax Benefit actually realized by the Indemnified Party or its Affiliates in connection with the incurrence of such Loss with respect to Tax Returns for the year such Losses were incurred (determined on a “with and without” basis), net of costs reasonably incurred by the Indemnified Party in connection therewith and (b) the amount of any third-party insurance, or other indemnity or reimbursement proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if such proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent such reduction of the Losses would have reduced the Indemnifying Party’s indemnification obligations) net of the cost of recovery (including any increased premiums). Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party. Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article X to the extent any Losses were attributable to such Indemnified Party’s own fraud.

Section 10.7    Limitation of Liability. In no event shall any Indemnifying Party have Liability to any Indemnified Party for, and Losses shall not be deemed to include, any punitive or similar damages or any damages that are not reasonably foreseeable, except for any such damages to the extent actually awarded and paid to a third party. Neither the Purchaser Parties, on the one hand, nor the Seller Parties, on the other hand, shall be entitled to recover more than once in respect of any Loss.

Section 10.8    Mitigation. Each of the parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1    Interpretation; Absence of Presumption.

(a)    It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is or is not material or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b)    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m. New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar meaning when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) the Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day and (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control. Net Indebtedness and Working Capital shall be determined after giving effect to the Redemption. Notwithstanding anything to the contrary herein, if the Closing occurs on December 30, 2019, for purposes of the measurement of Cash, Net Indebtedness and Working Capital, the “day immediately preceding the Closing Date” shall be deemed to be December 28, 2019.

(c)    Any disclosure with respect to a Section or schedule of this Agreement pursuant to any Section of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure is reasonably apparent.

Section 11.2    Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 11.3    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.7.

(b)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.4    Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 11.5    No Third Party Beneficiaries. Except for Section 5.5(b), Section 5.9, Section 7.1, Section 7.8, Section 10.2, Section 10.3, clause (b) of Section 11.8 and Section 11.13, in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6    Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

Section 11.7    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by facsimile transmission or electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)    If to any Seller:

c/o Hologic, Inc.

250 Campus Drive

Marlborough, MA

Attention: John M. Griffin

Facsimile No: 508-2636133

E-mail: john.griffin@hologic.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam O. Emmerich, Esq.

                 Benjamin M. Roth, Esq.

Facsimile No: (212) 403-2000

E-mail: AOEmmerich@wlrk.com

             BMRoth@wlrk.com

(b)    If to Purchaser:

Lotus Buyer, Inc.

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Derek Strum

Facsimile No: 212-893-7050

E-mail: dstrum@cdr-inc.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Kevin A. Rinker

                 Christopher Anthony

Facsimile No: (212) 521-7569

Email: karinker@debevoise.com

            canthony@debevoise.com

Section 11.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (a) each of the Sellers may transfer or assign, in whole or from time to time in part, their rights under this Agreement to any of their Affiliates, but any such transfer or assignment will not relieve such Seller of any of its obligations hereunder, (b) each of the parties may make any pledge or collateral assignment of this Agreement or any of their rights hereunder to any of their collateral agents, administrative agents and/or lenders and (c) Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned Subsidiaries, its rights under this Agreement, but any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder.

Section 11.9    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11    Specific Performance.

(a)    The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The parties acknowledge and agree that the Sellers are entitled to seek specific performance under this Agreement and under the Equity Commitment Letter to cause the Equity Investor to fund the Purchase Price. If, prior to the Outside Date, any party brings any Action in accordance with Section 11.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

Section 11.12    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)    Purchaser waives and will not assert, and agrees to cause its Subsidiaries, including the Transferred Entities, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Parent, any of its Affiliates or any shareholder, officer, employee or director of Parent or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing Parent or any of its Affiliates in connection with this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP (the “Current Representation”).

(b)    Purchaser waives and will not assert, and agrees to cause its Subsidiaries, including the Transferred Entities, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Subsidiaries, and following the Closing, with any Transferred Entity (including in respect of any claim for indemnification by Purchaser), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Parent and that Parent, and not Purchaser, its Subsidiaries or the Transferred Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser, its Subsidiaries or the Transferred Entities shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Parent and not of Purchaser, its Subsidiaries or the Transferred Entities, or to internal counsel relating to such engagement, and none of Purchaser, its Subsidiaries, the Transferred Entities or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Parent. Notwithstanding the foregoing, in the event an Action arises involving the Transferred Entities, on the one hand, and a third party (other than any member of the Parent Group) on the other hand, the Transferred Entities may assert the attorney-client privilege to prevent the disclosure of the privileged materials to such third party or Governmental Body; provided that none of the Transferred Entities may waive such privilege without the prior written consent of Parent.

Section 11.13    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may arise out of this Agreement whether in contract or in tort, at law or in equity, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may only be made, subject to the other limitations set forth herein, against the Persons that are parties to this agreement in their capacities as such. Notwithstanding any provision of this Agreement or otherwise, the parties agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party of a party shall have any liability relating to this Agreement, the Ancillary Agreements or for any claim or cause of action that may arise out of this Agreement whether in contract or in tort, at law or in equity based on, in respect of or by reason of this Agreement, the Ancillary Agreements, the transactions contemplated by this Agreement or the Ancillary Agreements or their respective negotiation or execution and each party waives and releases all such liabilities against any Non-Recourse Party to the maximum extent permitted by Law.

Section 11.14    No Admission. Nothing herein shall be deemed an admission by Purchaser, the Sellers or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Purchaser, the Sellers or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.15    Release.

(a)    Effective as of the Closing, the Transferred Entities, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Sellers and their Affiliates and each of their respective current and former officers, directors, employees, partners, members, successors and assigns (such released Persons, the “Seller Releasees”), in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions relating to the ownership by Sellers of the Transferred Entities (including any and all activities related to the operation of the business or other arrangements between the Transferred Entities and the Sellers and their Affiliates or other Seller Releasees (acting in their capacity as such) prior to the Closing) taken by the Seller Releasees occurring or failing to occur, in each case, at or prior to the Closing. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Seller Releasees with respect to any Liabilities released pursuant to this Section 11.15. Notwithstanding the foregoing, this Section 11.15(a) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Purchaser or its Affiliates under this Agreement or the Ancillary Agreements or any Liability or Contract expressly contemplated by this Agreement or the Ancillary Agreements or any other agreement to be in effect between either of the Sellers and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) claims relating to a Seller Releasee’s relationship to the Transferred Entities or any member of the Parent Group as an employee, or (iii) claims against the Sellers or Seller Releasees for fraud, willful misconduct, unlawful activity, violation of applicable Law or breach of fiduciary duty.

(b)    Effective as of the Closing, the Sellers, on behalf of themselves and the other members of the Parent Group, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Purchaser, the Transferred Entities and each of their respective Affiliates, current and former officers, directors, employees, partners, members, successors and assigns (such released Persons, the “Purchaser Releasees”), in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions relating to the ownership by Sellers of the Transferred Entities (including any and all activities related to the operation of the business or other arrangements between the Transferred Entities and the Sellers and their Affiliates or other Seller Releasees (acting in their capacity as such) prior to the Closing) taken by the Purchaser Releasees occurring or failing to occur, in each case, at or prior to the Closing. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser Releasees with respect to any Liabilities released pursuant to this Section 11.15. Notwithstanding the foregoing, this Section 11.15(b) shall not constitute a release from, waiver of, or otherwise affect (i) any rights of Seller or its Affiliates under this Agreement or the Ancillary Agreements or any Liability or Contract expressly contemplated by this Agreement or the Ancillary Agreements or any other agreement to be in effect between either of the Sellers and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) claims relating to a Purchaser Releasee’s relationship to any member of the Parent Group as an employee, or (iii) claims against the Purchaser or Purchaser Releasees for fraud, willful misconduct, unlawful activity, violation of applicable Law or breach of fiduciary duty.

Section 11.16    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

HOLOGIC, INC.

By:	/s/ John M. Griffin
Name:	John M. Griffin
Title:	General Counsel

HOLOGIC HOLDINGS LIMITED

By:	/s/ Verstreken Jan
Name:	Verstreken Jan
Title:	Director

LOTUS BUYER, INC.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

[Signature Page to Securities Purchase Agreement]